Exhibit 99.1

Summary

This summary highlights the information contained elsewhere in this offering memorandum. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire offering memorandum and the documents to which we refer you, including the information set forth under “Risk factors” and the more detailed information and our historical consolidated financial statements and the related notes included elsewhere in this offering memorandum.

In this offering memorandum, except as otherwise indicated or the context otherwise requires, the “Company,” “NCR,” “we,” “our” and “us” refer to NCR Corporation and its consolidated subsidiaries.

Overview

NCR Corporation is a leading global technology company that provides innovative products and services that enable businesses to connect, interact and transact with their customers and enhance their customer relationships by addressing consumer demand for convenience, value and individual service. Our portfolio of self-service and assisted-service solutions serve customers in the financial services, retail, hospitality, travel, telecommunications and technology industries and include automated teller machines (“ATMs”), self-service kiosks and point of sale devices, as well as software applications that can be used by consumers to enable them to interact with businesses from their computer or mobile device. We also complement these product solutions by offering a complete portfolio of services to help customers design, deploy and support our technology tools. We also resell third-party networking products and provide related service offerings in the telecommunications and technology sectors.

NCR has a 128-year operating history and as of June 30, 2012 had approximately 24,600 employees and contractors around the world. Our total revenue for the twelve months ended June 30, 2012 was $5,614 million, an increase of 15% over the prior twelve-month period. We have a balanced revenue base, having earned 50% of our revenue from services and 50% of our revenue from products in the twelve months ended June 30, 2012. Our segment operating income for the twelve months ended June 30, 2012 was $551 million, an increase of 32% over the prior twelve-month period. We had Adjusted EBITDA (as defined in note 1 to “Summary historical consolidated financial information” and as described in “Non-GAAP financial measures”) of $657 million in the twelve months ended June 30, 2012.

Operating segments

We categorize our operations into four reportable segments: Financial Services, Retail Solutions, Hospitality, and Emerging Industries.

Financial services—We offer solutions to enable customers in the financial services industry to reduce costs, generate new revenue streams and enhance customer loyalty. These solutions include a comprehensive line of ATM, branch and payment processing hardware and software, and related installation, maintenance, and managed and professional services. We also offer a complete line of printer consumables. In the twelve months ended June 30, 2012, the Financial Services segment generated revenues of $3,155 million and segment operating income of $330 million.

Retail solutions—We offer solutions to customers in the retail industry designed to improve selling productivity and checkout processes as well as increase service levels. These solutions primarily include retail-oriented technologies, such as point of sale terminals and bar-code scanners, as well as innovative self-service kiosks, such as self-checkout. We also offer installation, maintenance, and managed and professional services and a complete line of printer consumables. In the twelve months ended June 30, 2012, the Retail Solutions segment generated revenues of $1,703 million and segment operating income of $74 million.

Hospitality—We offer technology solutions to customers in the hospitality industry, serving businesses that range from a single restaurant to global chains and some of the world’s largest sports stadiums. Our solutions include point of sale hardware and software solutions, installation, maintenance, and managed and professional services and a complete line of printer consumables. In the first six months of 2012, the Hospitality segment generated revenue of $243 million and segment operating income of $40 million. The operations acquired from Radiant Systems, Inc. (“Radiant”) in the third quarter of 2011 comprise a substantial portion of this segment.

Emerging industries—We offer maintenance as well as managed and professional services for third-party computer hardware provided to select manufacturers, primarily in the telecommunications industry, who value and leverage our global service capability. Also included in our Emerging Industries segment are solutions designed to enhance the customer experience for the travel and gaming industries, including self-service kiosks, as well as related installation, maintenance, and managed and professional services. In the twelve months ended June 30, 2012, the Emerging Industries segment generated revenues of $372 million and segment operating income of $85 million.

Products

We sell products that help businesses connect, interact and transact with their customers. Our product offerings fall into the following five categories:

ATMs and other financial products—We provide financial institutions, retailers and independent deployers with financial-oriented self-service technologies, such as ATMs, cash dispensers, and software solutions, including the APTRA™ self-service ATM software application suite (providing ATM management systems) as well as consulting services related to ATM security, software and bank branch optimization. ATM and other financial product solutions are designed to quickly and reliably process consumer transactions and incorporate advanced features such as automated check cashing/deposit, automated cash deposit, web-enablement and bill payment (including mobile bill payment). These solutions help enable businesses to reduce costs and generate new revenue streams while enhancing customer loyalty.

Point of sale solutions—We provide retail and hospitality oriented technologies such as point of sale terminals, bar-code scanners, software and services to companies and venues worldwide. Combining our retail and hospitality industry expertise, software and hardware technologies, and consulting services, our solutions are designed to enable cost reductions and improve operational efficiency while increasing customer satisfaction.

Self-service kiosks—We provide self-service kiosks to the retail, hospitality, and travel and gaming industries. Our versatile kiosk solutions can support numerous retail self-service functions, including self-checkout, wayfinding (our self-service retail software application that helps customers easily locate products or navigate through large, complex buildings and campuses), bill payment and gift registries. We provide self-check in/out kiosk solutions to airlines, hotels and casinos that allow guests to check-in/out without assistance. These solutions create pleasant and convenient experiences for consumers and enable our customers to reduce costs. The kiosks for the hospitality industry provide consumers the ability to order and pay at restaurants while enabling our customers to streamline order processing and reduce operating costs.

Check and document imaging—Our check and document imaging offerings provide end-to-end solutions for both traditional paper-based and image-based check and item processing. These solutions utilize advanced image recognition and workflow technologies to automate item processing, helping financial institutions increase efficiency and reduce operating costs. Consisting of hardware, software, consulting and support services, our comprehensive check and document imaging solutions enable check and item-based transactions to be digitally captured, processed and retained within a flexible, scalable environment.

Consumables—We develop, produce and market a complete line of printer consumables for various print technologies. These products include two-sided thermal paper (2ST®), paper rolls for receipts in ATMs and point of sale solutions, inkjet and laser printer supplies, thermal transfer and ink ribbons, labels, laser documents, business forms, and specialty media items such as photo and presentation papers. Consumables are designed to optimize operations and improve transaction accuracy, while reducing overall costs.

Services

Services are an essential and integrated component of NCR’s complete solution offerings. We provide maintenance and support services for our product offerings and also provide other services including site assessment and preparation, staging, installation and implementation, systems management and complete managed services. We provide Predictive Services, a managed services offering, which is designed to predict and address information technology issues quickly before they happen.

We also offer a range of software and services such as Software as a Service, hosted services, and online, mobile and transactional services and applications such as bill pay and digital signage. In addition, we are also focused on expanding the resale of third party networking products and related service offerings to a broader base of customers in the telecommunications and technology sectors and servicing third-party computer hardware from select manufacturers, such as Cisco Systems, who value and leverage our global service capability.

Business strengths

We provide innovative products and services that enable businesses to connect, interact and transact with their customers and enhance their customer relationships by addressing consumer demand for convenience, value and individual service, while at the same time reducing costs and streamlining processes for our customers. Our key competitive strengths include:

Global market leader across multiple business segments.    We are a leading provider of hardware and software solutions for the industries we serve. We have a leading market position across many of our solutions, including ATMs, automated deposit in the U.S., and ATM multi-vendor software. Similarly, we are the leading provider of self-service checkout globally, the No. 2 global provider of point of sale technology, and the leading provider of software and other solutions to the retail and hospitality industries in the U.S. Further, we are a leading provider of travel check-in solutions in the U.S.

Broad portfolio of innovative hardware and software solution offerings.    Across our operating segments we provide a broad portfolio of hardware and software solution offerings. We offer our financial services customers ATMs, consulting services, kiosks, APTRA™ self-service ATM software solutions, mobile and internet banking and e-commerce integration. We offer our retail customers self-service solutions, point of sale, software, consulting services, e-mail marketing, mobile alerts and cloud-based retail solutions. We offer our hospitality customers point of sale, inventory management, loyalty and stored value, marketing services and loss prevention. We offer our travel customers airline check-in travel self-service, and we offer total premises services to our technology and telecommunication customers. We also offer a broad range of services to all of our customer segments. We continue to build on our heritage of innovation, as evidenced by our recent introduction of the NCR Silver™ product offering, a mobile iPad® Point of Sale system for retail customers, which we launched in the third quarter of 2012.

We work to be trusted partners to the customers we serve.    We work to be trusted partners to all the customers we serve by leveraging our deep consumer and industry expertise. We also maintain a diverse customer base, with no one customer accounting for more than 10% of our revenue in the twelve months ended June 30, 2012. We provide financial services solutions to all of the top 20 global financial institutions. Within the Emerging Industries segment, our travel business serves 4 of the 5 largest global airlines and our telecommunication and technology business is a service provider for 8 of the top 10 telecommunication and networking companies.

Attractive business model.

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We benefit from diversified revenue streams, both by industry and by geography. We have three core industry operating segments and a growing Emerging Industry segment. NCR has a strong regional balance, with revenues split across the globe (For the year ended December 31, 2011, percentage of revenues by geography were: U.S.: 36%; Europe: 27%; Brazil, India, China and Middle East Africa: 16%; Japan, Korea and South Asia Pacific: 13%; Americas (excluding U.S. and Brazil): 8%).

•	We have strong recurring revenue and visibility. For the year ended December 31, 2011, 51% of our revenue was from services, and many of our service contracts are multi-year.

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We are also focused on growing our software portfolio with contracts that provide for recurring software maintenance revenue. Further, we have increased our gross margin and operating margin for each of the past three years through an increased focus on services and software sales. From the six months ended June 30, 2011 to the six months ended June 30, of 2012, our gross margin increased 330 basis points. Our NPOI as a percentage of revenue increased 160 basis points in the same period.

•	As of June 30, 2012, we have paid down $375 million of the debt used to acquire Radiant.

Seasoned management team.    We have an experienced and established management team with a strong reputation throughout our industry. Our management team has been integral to building and maintaining our market-leading position, developing enduring relationships with our customers, generating strong free cash flow and selectively investing in profitable growth areas. Led by Chief Executive Officer and President William Nuti, who joined NCR in 2005, our senior management team possesses a significant amount of industry and market knowledge, including several members who have over 20 years of industry experience.

Business strategy

We have a focused and consistent business strategy targeted at revenue growth, gross margin expansion and improved customer loyalty. To execute this strategy, we have identified three key imperatives that align with our financial objectives for 2012 and beyond. These imperatives are to deliver disruptive innovation; focus on migrating our revenue to higher margin software and services revenue; and more fully enable our sales force with a consultative selling model that better leverages the innovation we are bringing to the market. Our strategy is summarized in more detail below:

Gain profitable share.    We seek to optimize our investments in demand creation to increase NCR’s market share in areas with the greatest potential for profitable growth, which include opportunities in self-service technologies with our core financial services, retail and hospitality customers as well as the shift of the business model to focus on growth of higher margin software and services. We focus on expanding our presence in our core industries, while seeking additional growth by:

•	penetrating market adjacencies in single and multi-channel self-service segments;

•	expanding and strengthening our geographic presence and sales coverage across customer tiers through use of the indirect channel; and

•	leveraging NCR Services and Consumable solutions to grow our share of customer revenue, improve customer retention, and deliver increased value to our customers.

Expand into emerging growth industry segments.    We are focused on broadening the scope of our self-service solutions from our existing customers to expand these solution offerings to customers in newer industry-vertical markets including telecommunications and technology as well as travel and gaming. We expect to grow our business in these industries through integrated service offerings in addition to targeted acquisitions and strategic partnerships.

Pursue strategic acquisitions that promote growth and improve gross margin.    We are continually and currently exploring potential acquisition opportunities in the ordinary course of business to identify acquisitions that can accelerate the growth of our business and improve our gross margin mix, with a particular focus on software-oriented transactions. We may fund acquisitions through either equity or debt, including drawings under our senior secured credit facility.

Build the lowest cost structure in our industry.    We strive to increase the efficiency and effectiveness of our core functions and the productivity of our employees through our continuous improvement initiatives.

Enhance our global service capability.    We continue to identify and execute various initiatives to enhance our global service capability. We also focus on improving our service positioning, increasing customer service attach rates for our products and improving profitability in our services business. Our service capability can provide us a competitive advantage in winning customers and it provides NCR with an attractive and stable revenue source.

Innovation of our people.    We are committed to solution innovation across all customer industries. Our focus on innovation has been enabled by closer collaboration between NCR Services and our Industry Solutions Group, as well as a model to apply best practices across all industries through one centralized research and development organization and one business decision support function. Innovation is also driven through investments in training and developing our employees by taking advantage of our new world-class training centers. We expect that these steps and investments will accelerate the delivery of new innovative solutions focused on the needs of our customers and changes in consumer behavior.

Enhancing the customer experience.    We are committed to providing a customer experience to drive loyalty focusing on product and software solutions based on the needs of our customers, a sales force enabled with the consultative selling model to better leverage the innovative solutions we are bringing to market and sales and support service teams focused on delivery and customer interactions. We continue to rely on the Customer Loyalty Survey to measure our current state and set a course for our future state where we aim to continuously improve with solution innovations as well as through the execution of our service delivery programs.

Recent events

Second Amendment to our senior secured credit facility and Incremental Facility Agreement

On August 22, 2012, we entered into a Second Amendment with and among the lenders party thereto and JPMorgan Chase Bank, N.A., as the administrative agent (the “Second Amendment”) to that certain Credit Agreement dated as of August 22, 2011 (as amended as of December 21, 2011 and as amended and restated pursuant to the Second Amendment, the “senior secured credit facility”). Pursuant to the Second Amendment, the senior secured credit facility was amended and restated in its entirety. Amendments to the senior secured credit facility that were effected by the Second Amendment include the following:

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modification of the definition of “Consolidated EBITDA” to exclude one-time gains or losses associated with lump sums payments made to address pension and retirement obligations and to address a possible change by NCR to mark-to-market accounting for its pension and retirement plans;

•	elimination of the requirement that we prepay outstanding loans with the proceeds of excess cash flow;

•	modification of the leverage ratio to reflect our incurrence from time to time of new debt used to reduce our unfunded pension liabilities; and

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modification of the limitation on investments covenant to remove restrictions on investments other than requirements relating to pro forma financial covenant compliance and an absence of default for material acquisitions.

On August 22, 2012, we also entered into an Incremental Facility Agreement with and among the lenders party thereto and JPMorgan Chase Bank, N.A., as the administrative agent (the “Incremental Facility Agreement”). The Incremental Facility Agreement relates to, and was entered into pursuant to the senior secured credit facility. The Incremental Facility Agreement supplements the amounts available to us under the senior secured credit facility by $300 million by establishing a $150 million new tranche of term loan commitments and a $150 million new tranche of revolving loan commitments, bringing the total sum available to us under the senior secured credit facility and the Incremental Facility Agreement to $1.7 billion. The $150 million new tranche of term loan commitments was funded on August 22, 2012, and we are using the proceeds of this loan for general corporate purposes.

Divestiture of our Entertainment business.

On February 3, 2012, we entered into an Asset Purchase Agreement with Redbox Automated Retail, LLC (“Redbox”) a Delaware limited liability company, pursuant to which we agreed to sell certain assets of our entertainment business to Redbox. Pursuant to the terms of the agreement, as amended on June 22, 2012, and upon the terms and conditions thereof, on June 22, 2012, we completed the disposition of our entertainment line of business to Redbox for cash consideration of $100 million.

Second Phase of Pension Strategy.

On July 31, 2012, we announced that we expect to make a contribution to our U.S. pension plan and offer a voluntary lump sum payment option to certain former employees who are deferred vested participants of the U.S. pension plan who have not yet started monthly payments of their pension benefit. The planned contributions will be financed in part through this offering.

The actions announced constitute the second phase of our pension strategy. In April 2010, we announced the first phase of our strategy to substantially reduce future volatility in our U.S. pension plan through a rebalancing of our asset allocation to a portfolio of entirely fixed income assets by the end of 2012. The total liability associated with the U.S. deferred vested participants is approximately 33 percent of the U.S. pension liability. We believe that these actions will help reduce the size of the U.S. pension plan, improve plan funded status, free up cash flow and reduce pension-related expenses. We expect to complete lump sum payouts under the voluntary lump sum offer by year end 2012.

August 14, 2012 8-K.

On August 14, 2012 we disclosed in a Current Report on Form 8-K that we had received anonymous allegations from a purported whistleblower regarding certain aspects of the Company’s business practices in China, the Middle East and Africa, including allegations which, if true, might constitute violations of the Foreign Corrupt Practices Act. We have certain concerns about the motivation of the purported whistleblower and the accuracy of the allegations we received, some of which appear to be untrue. We take all allegations of this sort seriously and promptly retained experienced outside counsel and began an internal investigation that is ongoing. We do not comment on ongoing internal investigations.

Certain of the allegations relate to our business in Syria. We have ceased operations in Syria, which were commercially insignificant, notified the U.S. Treasury Department, Office of Foreign Assets Control (“OFAC”) of potential apparent violations and are taking other measures consistent with OFAC guidelines.

Summary historical consolidated financial information

The following tables present the summary historical consolidated financial data of NCR and its subsidiaries at the dates and for the periods indicated. We derived the following summary historical consolidated financial data for the years ended December 31, 2009, 2010 and 2011 and as of December 31, 2010 and 2011 from the audited consolidated financial statements of NCR and its subsidiaries included elsewhere in this offering memorandum.

We derived our summary consolidated historical financial data as of June 30, 2012 and other data for the six months ended June 30, 2012 and June 30, 2011 from our unaudited consolidated financial statements for the periods, which are included elsewhere in this offering memorandum. The unaudited statement of operations data for the twelve months ended June 30, 2012 was calculated by subtracting the data for the six months ended June 30, 2011 from the audited consolidated data for the year ended December 31, 2011, and then adding the corresponding data for the six months ended June 30, 2012. The unaudited balance sheet data as of June 30, 2011 has been derived from our unaudited condensed consolidated financial statements not included herein. The unaudited condensed consolidated financial statements were prepared on a basis consistent with our annual audited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

You should read this data in conjunction with, and it is qualified by reference to, the sections entitled “Selected historical consolidated financial information” and “Management’s discussion and analysis of financial condition and results of operations” and NCR’s consolidated financial statements and related notes appearing elsewhere in this offering memorandum.

Consolidated statements of operations data:	Year ended December 31			Six months ended June 30		Twelve months ended June 30
(in millions)	2009	2010	2011	2011	2012	2012

Product revenue	$2,208	$2,301	$2,592	$1,070	$1,276	$2,798
Service revenue	2,371	2,410	2,699	1,260	1,377	2,816

Total revenue	4,579	4,711	5,291	2,330	2,653	5,614

Cost of products	1,771	1,799	2,011	838	979	2,152
Cost of services	1,911	1,922	2,098	994	1,019	2,123
Selling, general and administrative expenses	629	685	794	335	402	861
Research and development expenses	134	156	176	81	103	198

Total operating expenses	4,445	4,562	5,079	2,248	2,503	5,334

Income from operations	134	149	212	82	150	280
Net income (loss) attributable to NCR	(33)	134	53	46	109	116

Consolidated balance sheet data:	As of December 31			As of June 30
(in millions)	2009	2010	2011	2011	2012

Cash and cash equivalents	$451	$496	$398	$457	$377
Total assets	4,094	4,361	5,591	4,504	5,623
Underfunded pension liabilities	1,048	997	1,346	979	1,291
Total debt	15	11	853	11	740

Consolidated statements of cash flows data:	Year ended December 31			Six months ended June 30		Twelve months ended June 30
(in millions)	2009	2010	2011	2011	2012	2012

Net cash provided by operating activities	$289	$279	$388	$120	$120	$388
Net cash used in investing activities	(134)	(111)	(1,206)	(59)	(77)	(1,224)
Net cash provided by (used in) financing activities	(288)	(14)	802	(56)	(109)	749

Other financial data:	Year ended December 31			Six months ended June 30
(in millions)	2009	2010	2011	2011	2012

Adjusted EBITDA(1)	$418	$480	$590	$242	$309

(1)	“Adjusted EBITDA” is a non-GAAP financial measure that we define as income from continuing operations plus interest expense (net), income tax expense (benefit), depreciation and amortization, and other adjustments identified in the reconciliation table below. Additionally, we believe Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We also believe that investors, analysts and ratings agencies consider Adjusted EBITDA useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance, and management uses this measurement for one or more of these purposes. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported in accordance with GAAP. For additional information on Adjusted EBITDA, see “Non-GAAP financial measures” elsewhere in this offering memorandum.

Reconciliation of adjusted EBITDA to Income from continuing operations	Year ended December 31			Six months ended June 30		Twelve months ended June 30
(in millions)	2009	2010	2011	2011	2012	2012

Income from continuing operations	$82	$144	$146	$64	$105	$187
Plus: Interest expense (net)	4	(3)	8	(1)	15	24
Plus: Income tax expense (benefit)	8	(11)	51	19	20	52
Plus: Depreciation and amortization	122	114	128	58	81	151

EBITDA	216	244	333	140	221	414
Adjustments:
Plus: Amortization of Actuarial Loss—Pension(a)	141	181	192	90	56	158
Plus: Amortization of Actuarial Loss—Postretirement(b)	3	4	3	2	2	3
Plus: Impairment Charges(c)	46	14	—	—	7	7
Plus: Acquisition Related Transaction Costs(d)	—	—	30	1	—	29
Plus: Acquisition Related Severance Costs(e)	—	—	7	—	—	7
Plus: Acquisition Related Integration Costs(f)	—	—	—	—	8	8
Plus: Stock-Based Compensation	12	21	33	15	22	40
Plus: Corporate Headquarters Relocation(g)	6	18	—	—	—	—
Plus (Less): Litigation Charge (Settlement)(h)	6	8	(3)	(3)	—	—
Less: Gain on Sale of PP&E	(12)	(10)	(5)	(3)	(7)	(9)

Adjusted EBITDA	$418	$480	$590	$242	$309	$657

(a)	For all periods presented, amounts related to the amortization of actuarial losses generated in previous periods, which is a non-cash portion of pension expense.

(b)	For all periods presented, amounts related to the amortization of actuarial losses generated in previous periods, which is a non-cash portion of postretirement income.

(c)	For the year ended December 31, 2009, amount related to impairment of an equity investment as well as a charge for the write-off of inventory and the accrual of purchase commitments related to the equity investment. For the year ended December 31, 2010 and for the six months ended June 30, 2012, amounts related to impairment of equity investments.

(d)	For the year ended December 31, 2011 and for the six months ended June 30, 2011, amounts related to the transaction costs incurred in connection with the acquisition of Radiant, which include accounting, legal and advisor fees, but not financing fees.

(e)	For the year ended December 31, 2011, amount related to the accrual of severance costs related to the acquisition of Radiant. These costs will continue to be paid out through at least 2013.

(f)	For the six months ended June 30, 2012, amount related to integration costs related to the acquisition of Radiant, which include information technology, legal and tax fees.

(g)	For the years ended December 31, 2010 and 2009, amounts related to incremental costs directly related to the relocation of the Company’s worldwide headquarters from Dayton, OH, to Duluth, GA.

(h)	For the years ended December 31, 2011, 2010 and 2009, amounts related to either litigation charges or benefit from a final legal settlement recorded in selling, general and administrative expenses and other (expense) income, net.

NCR utilizes additional non-GAAP measures, including free cash flow, NPOI, non-GAAP gross margin and net debt.

“Free cash flow” is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities and cash provided by (used in) discontinued operations, less capital expenditures for property, plant and equipment, net of grant reimbursements and additions to capitalized software as identified in the reconciliation table below. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investments in the Company’s existing businesses, strategic acquisitions and investments, repurchase of NCR stock and repayment of the Company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, since there may be other non-discretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered as a substitute for, or superior to, cash flows from operating activities determined in accordance with GAAP. For additional information on free cash flow, see “Non-GAAP financial measures” elsewhere in this offering memorandum.

Reconciliation of free cash flow to net cash provided by operating activities:	Year ended December 31			Six months ended June 30		Twelve months ended June 30
(in millions)	2009	2010	2011	2011	2012	2012

Net Cash Provided by Operating Activities	$289	$279	$388	$120	$120	$388
Less: Expenditures for Property, Plant and Equipment, net of grant reimbursements	(43)	(69)	(61)	(32)	(31)	(60)
Less: Additions to Capitalized Software	(61)	(57)	(62)	(29)	(37)	(70)
Net Cash Used in Discontinued Operations	(135)	(116)	(77)	(55)	(44)	(66)

Free cash flow (non-GAAP)	$50	$37	$188	$4	$8	$192

“NPOI” is a non-GAAP financial measure of income from operations that excludes the impact of pension expense and certain special items, including amortization of acquisition-related intangibles, as identified in the reconciliation table below. Due to the significant change in its pension expense from year to year and the non-operational nature of pension expense and these special items, NCR’s management uses NPOI to evaluate year-over-year operating performance. NCR defines non-pension operating income based on its GAAP income (loss) from operations excluding pension expense and special items. NCR also uses non-pension operating income to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. This non-GAAP measure should not be considered as a substitute for or superior to results determined in accordance with GAAP. NPOI refers to segment operating income on a consolidated basis. For additional information on NPOI, see “Non-GAAP financial measures” elsewhere in this offering memorandum.

Reconciliation of NPOI to income from operations:	Year ended December 31			Six months ended June 30		Twelve months ended June 30
(in millions)	2009	2010	2011	2011	2012	2012

Income from Operations (GAAP)	$134	$149	$212	$82	$150	$280
Adjustments:
Plus: Pension Expense	159	208	222	104	78	196
Plus: Impairment Charges(a)	22	—	—	—	—	—
Plus: Acquisition Related Transaction Costs(b)	—	—	30	1	—	29
Plus: Acquisition Related Severance Costs(c)	—	—	7	—	—	7
Plus: Acquisition Related Amortization of Intangibles(d)	—	—	12	—	19	31
Plus: Acquisition Related Integration Costs(e)	—	—	—	—	8	8
Plus: Corporate Headquarters Relocation(f)	6	18	—	—	—	—
Plus (Less): Litigation Charge (Settlement)(g)	—	8	—	—	—	—

Non-Pension Operating Income (non-GAAP)	$321	$383	$483	$187	$255	$551

(a)	For the year ended December 31, 2009, amount related to a charge for the write-off of inventory and the accrual of purchase commitments related to the impairment of an equity investment.

(b)	For the year ended December 31, 2011 and for the six months ended June 30, 2011, amounts related to the transaction costs incurred in connection with the acquisition of Radiant, which include accounting, legal and advisor fees, but not financing fees.

(c)	For the year ended December 31, 2011, amount related to the accrual of severance costs related to the acquisition of Radiant. These costs will continue to be paid out through at least 2013.

(d)	For the year ended December 31, 2011 and for the six months ended June 30, 2012, amounts related to the amortization of intangibles acquired in connection with the acquisition of Radiant.

(e)	For the six months ended June 30, 2012, amount related to integration costs related to the acquisition of Radiant, which include information technology, legal and tax fees.

(f)	For the years ended December 31, 2010 and 2009, amounts related to incremental costs directly related to the relocation of the Company’s worldwide headquarters from Dayton, OH, to Duluth, GA.

(g)	For the year ended December 31, 2010, the amount related to a litigation charge recorded in selling, general and administrative expenses.

“Non-GAAP gross margin” is a non-GAAP financial measure of gross margin that excludes the impact of pension expense and certain special items identified in the reconciliation table below. Due to the significant change in its pension expense from year to year and the non-operational nature of pension expense and these special items, NCR’s management uses non-GAAP gross margin to evaluate year-over-year operating performance. NCR determines non-GAAP gross margin based on its GAAP gross margin excluding pension expense and special items. This non-GAAP measure should not be considered as a substitute for or superior to results determined in accordance with GAAP. For additional information on non-GAAP gross margin, see “Non-GAAP financial measures” elsewhere in this offering memorandum.

Reconciliation of non-GAAP gross margin to gross margin:	Year ended December 31
(in millions)	2009	2010	2011

Total gross margin as a percentage of revenue	19.6%	21.0%	22.3%
Pension expense	1.9%	2.5%	2.5%
Impairment of assets related to an equity investment (a)	0.5%	—	—
Acquisition related amortization of intangibles (b)	—	—	0.1%

Non-GAAP gross margin as a percentage of revenue (non-GAAP)	22.0%	23.5%	24.9%

Reconciliation of non-GAAP gross margin to gross margin:	Year ended December 31
(in millions)	2009	2010	2011

Product gross margin as a percentage of revenue	19.8%	21.8%	22.4%
Pension expense	0.4%	0.5%	0.4%
Impairment of assets related to an equity investment (a)	1.0%	—	—
Acquisition related amortization of intangibles (b)	—	—	0.2%

Non-GAAP gross margin as a percentage of revenue (non-GAAP)	21.2%	22.3%	23.0%

Reconciliation of non-GAAP gross margin to gross margin:	Year ended December 31
(in millions)	2009	2010	2011

Services gross margin as a percentage of revenue	19.4%	20.2%	22.3%
Pension expense	3.4%	4.4%	4.5%

Non-GAAP gross margin as a percentage of revenue (non-GAAP)	22.8%	24.6%	26.8%

(a)	For the year ended December 31, 2009, amount related to a charge for the write-off of inventory and the accrual of purchase commitments related to the impairment of an equity investment.

(b)	For the year ended December 31, 2011, amounts related to the amortization of intangibles acquired in connection with the acquisition of Radiant.

(2) “Net debt” is a non-GAAP financial measure that we define as total debt minus cash and cash equivalents, as identified in the reconciliation table below. NCR’s management considers net debt to be an important measure of liquidity and an indicator of our ability to meet ongoing obligations. This non-GAAP measure should not be considered a substitute for, or superior to, total debt under GAAP or any other GAAP measure of indebtedness or financial condition. For additional information on Net Debt, see “Non-GAAP financial measures” elsewhere in this offering memorandum.

Reconciliation of net debt to total debt	As of December 31			As of June 30
(in millions)	2009	2010	2011	2011	2012

Total debt (GAAP)	$15	$11	$853	$11	$740
Less: Cash and cash equivalents	451	496	398	457	377

Net Debt (non-GAAP)	(436)	(485)	455	(446)	363

Risk factors

You should review and consider carefully the following risk factors as well as all the other information presented in this offering memorandum before purchasing the notes. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties that we are not aware of, that we currently believe are immaterial or that, in our judgment, do not reach the level of materiality that merits disclosure may also impair our business operations. Any of the following risks, if they were to occur, could materially and adversely affect our business, results of operations, prospects or financial condition. In that event, the market price and liquidity of the notes could decline and you could lose all or part of your investment. This offering memorandum also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks described below and the risks described elsewhere in this offering memorandum. See “Forward-looking statements.”

Risks related to our business and industry

Our business may be negatively affected by global economic and credit conditions.

Our business has been, and will continue to be, sensitive to domestic and global economic and credit conditions. For example, recovery from the credit crisis and global economic downturn of 2008 has been uneven and tentative and has created a challenging and unpredictable environment in which to market the products and services of our various businesses across different geographic segments, with European markets posing particular concern. The strength of global economic and credit conditions depends on a number of factors, including the effects of government actions to address sovereign debt issues, improve global credit markets and generally stimulate economic conditions. It is difficult to predict the success of these actions, or the development of new economic conditions that could impact our business.

A negative economic climate could impact the ability of our customers to make capital expenditures, thereby affecting their ability to purchase our products or services. Additionally, if as in the recent past, customers in the financial services sector respond to a negative economic climate by further consolidation, it could further reduce our base of potential customers in the financial industry. Our retail customers also could face continuing fluctuations in consumer confidence and, as a result, could be impacted by weak consumer spending. This could, in turn, result in increased financial pressures that could impact the capital expenditures of our retail customers and, potentially, the ability of certain retail customers to pay accounts receivable owed to NCR. Negative global economic conditions also may have a material effect on our customers’ ability to obtain financing for the purchase of our products and services from third party financing companies, which could adversely affect our operating results.

If we do not compete effectively within the technology industry, we will not be successful.

We operate in the intensely competitive information technology industry. This industry is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions, price and cost reductions, and increasingly greater commoditization of products, making differentiation difficult. Our competitors include other large companies in the technology industry, such as: IBM, Hewlett-Packard Company, Diebold, Inc., Wincor, Hyosung, Fujitsu and Unisys Corporation, some of which have more widespread distribution and market penetration for their platforms and service offerings. In addition, we compete with companies in specific market segments, such as entry-level ATMs, imaging solutions, and business consumables and media products. Our future competitive performance and market position depend on a number of factors, including our ability to:

•	react to competitive product and pricing pressures (particularly in the ATM marketplace);

•	penetrate and meet the changing competitive requirements and deliverables in developing and emerging markets, such as India and China;

•	exploit opportunities in new vertical markets, such as travel and telecom and technology;

•

rapidly and continually design, develop and market, or otherwise maintain and introduce innovative solutions and related products and services for our customers that are competitive in the marketplace;

•	react on a timely basis to shifts in market demands;

•	compete in reverse auctions for new and continuing business;

•	reduce costs without creating operating inefficiencies;

•	maintain competitive operating margins;

•	improve product and service delivery quality; and

•	effectively market and sell all of our diverse solutions.

Our business and operating performance could be impacted by external competitive pressures, such as increasing price erosion and the entry of new competitors into our existing product and geographic markets. Our customers sometimes finance our product sales through third-party financing companies. In the case of customer default, these financing companies may be forced to resell this equipment at discounted prices, thus impacting our ability to sell incremental units. The impact of these product and pricing pressures could include lower customer satisfaction, decreased demand for our solutions, loss of market share and reduction of operating profits.

Our revenue, operating results, and margins could fluctuate for a number of reasons, including:

Manufacturing.     We manufacture advanced ATMs at our facilities in Columbus, Georgia, USA; Manaus, Brazil; Budapest, Hungary; Puducherry, India; and Beijing, China; self checkout solutions in Columbus, Georgia, USA and Budapest, Hungary; and certain point of sale terminals in Alpharetta, Georgia, USA; Salzburg, Austria; Beijing, China; Geelong, Australia; and Adelaide, Australia. If we develop problems with product quality or on-time delivery to customers, we could experience business interruption that could negatively impact our business and operating results.

Seasonality.     Our sales are historically seasonal, with lower revenue in the first quarter and higher revenue in the fourth quarter of each year. Such seasonality also causes our working capital cash flow requirements to vary from quarter to quarter depending on the variability in the volume, timing and mix of product sales. In addition, revenue in the third month of each quarter is typically higher than in the first and second months. These factors, among other things, make forecasting more difficult and may adversely affect our ability to manage working capital and to predict financial results accurately.

Foreign currency.    Our revenue and operating income are subject to variability due to the effects of foreign currency fluctuations against the U.S. Dollar. We have exposure to approximately 50 functional currencies. We endeavor to mitigate the effects of currency fluctuations by our hedging strategy; however, certain significant currency fluctuations could adversely affect our results of operations, including sales and gross margins.

Cost/Expense reductions.    While we continue to search for opportunities to reduce our costs and expenses to improve operating profitability without jeopardizing the quality of our products or the effectiveness of our operations, our success in achieving targeted cost and expense reductions depends on a number of factors. These include our ability to achieve infrastructure rationalizations, drive lower component costs, improve supply chain efficiencies, and among other things, optimize the efficiency of our customer services and professional services consulting resources. If we do not successfully execute on our cost reduction initiatives or if we experience delays in completing the implementation of these initiatives, our results of operations or financial condition could be adversely affected.

Contractual obligations of consulting services.    We maintain a professional services consulting workforce to fulfill contracts that we enter into with our customers which may contemplate that services will be performed over multiple periods. Our profitability under those contracts is largely a function of performing our contractual obligations within the estimated costs to perform these obligations. If we exceed these estimated costs, our profitability related to these contracts may be negatively impacted. In addition, if we are unable to maintain appropriate utilization rates for our consultants, we may not be able to sustain profitability on these contracts.

Acquisitions, divestitures and alliances.    As part of our strategy, we intend to selectively acquire and divest technologies, products and businesses, either through acquisitions, investments, joint ventures, or strategic alliances. As these acquisitions, divestitures and alliances take place and we begin to include or exclude, as the case may be, the financial results related to these transactions, it could cause our operating results to fluctuate materially, depending on the size and nature of any future transactions. In addition, our operating results may be adversely affected if we are unable to properly integrate future acquisitions or if investments or alliances do not perform up to, or meet, our original expectations.

Pension funds.    Consistent with local competitive practice and regulations, we sponsor pension plans in many of the countries where we do business. A number of these pension plans are supported by pension fund investments that are subject to financial market risk. Additionally, we are required to make a number of actuarial assumptions for each plan, including the expected long-term return on plan assets and the discount rate on a country-by-country basis after consultation with independent actuarial consultants. We examine interest rate levels and trends within each country, particularly yields on high-quality long-term corporate bonds, relative to our expected future benefit payments to determine our discount rate assumptions. Our long-term expected rate of return on asset assumptions are developed by considering the asset allocation and implementation strategies employed by each pension fund relative to capital market expectations.

Beginning in 2008, financial markets experienced significant volatility, with declining government bond yields and widening credit spreads on fixed income investments and poor performance in equity markets. The equity markets improved somewhat in subsequent years, but this volatility created a significant, underfunded pension obligation. In 2010, in an effort to alleviate future volatility, we began implementation of a three-year pension strategy to rebalance our pension asset portfolio. However, our remaining underfunded pension obligation continues to require significant cash contributions, and may require material increases in those cash contributions in future years. Our financial position and liquidity could be materially impacted by these contributions. See “Effects of pension, postemployment and postretirement benefit plans” and “Financial condition, liquidity and capital resources” sections of the “Management’s discussion and analysis of financial condition and results of operations” included in this offering memorandum for further information regarding the funded status of our pension plans and potential future cash contributions.

Our future financial results could be materially impacted by further volatility in the performance of financial markets, changes in regulations regarding funding requirements, an inability to successfully complete implementation of our pension strategy and changes in the actuarial assumptions, including those described in our “Critical accounting policies” section of the “Management’s discussion and analysis of financial condition and results of operations” included in this offering memorandum.

Stock-based compensation.    Similar to other companies, we use stock awards as a form of compensation for certain employees and non-employee directors. All stock-based awards, including grants of employee stock options, are required to be recognized in our financial statements based on their fair values. The amount recognized for stock compensation expense could vary depending on a number of assumptions or changes that may occur. For example, assumptions such as the risk-free rate, expected holding period and expected volatility that drive our valuation model could change. Other examples that could have an impact include changes in the mix and type of awards, changes in our compensation plans or tax rate, changes in our forfeiture rate, differences in actual results compared to management’s estimates for performance-based awards or an unusually high amount of expirations of stock options.

Income taxes.    We are subject to income taxes in the United States and a number of foreign jurisdictions. We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Significant judgment is required in determining our provision for income taxes. We regularly review our deferred tax assets for recoverability and establish a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. As a result of the significant declines in the value of pension plan assets and increases in the actuarially valued pension benefit obligations, our deferred tax assets increased significantly beginning in 2008 and totaled approximately $942 million and approximately $768 million at December 31, 2011 and 2010, respectively. If we are unable to generate sufficient future taxable income, if there is a material change in the actual effective tax rates, if there is a change to the time period within which the underlying temporary differences become taxable or deductible, or if the tax laws change unfavorably, then we could be required to increase our valuation allowance against our deferred tax assets, which could result in a material increase in our effective tax rate. Additionally, we are subject to ongoing tax audits in various jurisdictions both in the U.S. and internationally, the outcomes of which could result in the assessment of additional taxes. Our effective tax rate in the future could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, the changes in the valuation of deferred tax assets and liabilities, changes in tax laws and regulations, and management’s assessment in regards to repatriation of earnings.

Software and services.    In recent years, we have begun to shift our business model to focus increasingly on sales of higher-margin software and services in addition to our ATM, point-of-sale and other hardware. Our ability to successfully grow our software and services businesses depends on a number of different factors, including market acceptance of our software solutions, enabling our sales force to use a consultative selling model that better incorporates our comprehensive solutions, and the expansion of our services capabilities and geographic coverage, among others. If we are not successful in growing our software and services businesses at the rate that we anticipate, we may not meet expected growth and gross margin projections or expectations, and operating results could be negatively impacted.

Real estate.    Our strategy over the past several years with respect to owned and leased real estate has been to reduce our holdings of excess real estate. In line with this strategy, the exit of facilities may affect net income, and current and future real estate market conditions could impede our ability to reduce the size of our real estate portfolio or affect the amount of consideration received in any transactions.

Our multinational operations, including our expansion into new and emerging markets, expose us to business and legal risk in the various countries where we do business.

For the six months ended June 30, 2012 and the years ended December 31, 2011 and 2010, the percentage of our revenues from outside of the United States was 60%, 64% and 67%, respectively, and we expect our percentage of revenues generated outside the United States to continue to be significant. In addition, we continue to seek to further penetrate existing international markets, and to identify opportunities to enter into or expand our presence in developing and emerging markets, including Brazil, Russia, China, India, Africa, and the Middle East. While we believe that our geographic diversity may help to mitigate some risks associated with geographic concentrations of operations (e.g., adverse changes in foreign currency exchange rates, deteriorating economic environments or business disruptions due to economic or political uncertainties), our ability to manufacture and sell our solutions internationally, including in new and emerging markets, is subject to risks, which include, among others:

•	the impact of ongoing global economic and credit crises on the stability of national and regional economies;

•	political conditions that could adversely affect demand for our solutions, or our ability to access funds and resources, in these markets;

•	the impact of a downturn in the global economy on demand for our products;

•	currency exchange rate fluctuations that could result in lower demand for our products as well as generate currency translation losses;

•	changes to and compliance with a variety of laws and regulations that may increase our cost of doing business or otherwise prevent us from effectively competing internationally;

•	the institution of, or changes to, trade protection measures and import or export licensing requirements;

•	the successful implementation and use of systems, procedures and controls to monitor our operations in foreign markets;

•	changing competitive requirements and deliverables in developing and emerging markets;

•	work stoppages and other labor conditions or issues;

•	disruptions in transportation and shipping infrastructure; and

•	the impact of civil unrest relating to war and terrorist activity on the economy or markets in general, or on our ability, or that of our suppliers, to meet commitments.

If we do not swiftly and successfully develop and introduce new solutions in the competitive, rapidly changing environment in which we do business, our business results will be impacted.

The development process for our solutions requires high levels of innovation from both our product development team and suppliers of the components embedded in our solutions. In addition, the development process can be lengthy and costly, and requires us to commit a significant amount of resources to bring our business solutions to market. If we are unable to anticipate our customers’ needs and technological trends accurately, or are otherwise unable to complete development efficiently, we would be unable to introduce new solutions into the market on a timely basis, if at all, and our business and operating results could be impacted. Likewise, we sometimes make assurances to customers regarding the operability and specifications of new technologies, and our results could be impacted if we are unable to deliver such technologies, or if such technologies do not perform as planned. Once we have developed new solutions, if we cannot successfully market and sell those solutions, our business and operating results could be impacted. Also, our hardware and software-based solutions, particularly those that are new, may contain known, as well as undetected errors, which may be found after the product introductions and shipments. While we attempt to remedy errors that we believe would be considered critical by our customers prior to shipment, we may not be able to detect or remedy all such errors, and this could result in lost revenues, delays in customer acceptance and incremental costs, each of which would impact our business and operating results.

If third-party suppliers upon which we rely are not available, our ability to bring our products to market in a timely fashion could be affected.

In most cases, there are a number of vendors providing the services and producing the parts and components that we utilize in our products. However, there are some services and components that are purchased from single sources due to price, quality, technology or other reasons. For example, we depend on transaction processing services from Accenture, computer chips and microprocessors from Intel Corporation and operating systems from Microsoft Corporation. Certain parts and components used in the manufacturing of our ATMs and the delivery of many of our retail solutions are also supplied by single sources. In addition, there are a number of key suppliers for our businesses who provide us with critical products for our solutions. If we were unable to purchase the necessary services, including contract manufacturing, parts, components or products from a particular vendor, and we had to find an alternative supplier, our new and existing product shipments and solution deliveries could be delayed, impacting our business and operating results.

We have, from time to time, formed alliances with third parties that have complementary products, software, services and skills. These alliances represent many different types of relationships, such as outsourcing arrangements to manufacture hardware and subcontract agreements with third parties to perform services and provide products and software to our customers in connection with our solutions. For example, we rely on third parties for cash replenishment services for our ATM products. Also, some of these third parties have access to confidential NCR and customer data, the integrity and security of which we need to ensure. These alliances introduce risks that we cannot control, such as nonperformance by third parties and difficulties with or delays in integrating elements provided by third parties into our solutions. Lack of information technology infrastructure, shortages in business capitalization, and manual processes and data integrity issues of smaller suppliers can also create product time delays, inventory and invoicing problems, staging delays, as well as other operating issues. The failure of third parties to provide high-quality products or services that conform to required specifications or contractual arrangements could impair the delivery of our solutions on a timely basis, create exposure for non-compliance with our contractual commitments to our customers and impact our business and operating results.

Our continuing ability to be a leading technology and services solutions provider could be negatively affected if we do not develop and protect intellectual property that drives innovation.

It is critical to our continued development of leading technologies that we are able to protect and enhance our proprietary rights in our intellectual property through patent, copyright, trademark and trade secret laws. These efforts include protection of the products and the application, diagnostic and other software we develop. To the extent we are not successful in protecting our proprietary rights, our business could be adversely impacted. Also, many of our offerings rely on technologies developed by others, and if we are unable to continue to obtain licenses for such technologies, our business would be impacted. Over the last several years, there has been an increase in the issuance of software and business method patents, and more companies are aggressively enforcing their intellectual property rights. These trends could impact NCR. From time to time, we receive notices from third parties regarding patent and other intellectual property claims. Whether such claims are with or without merit, they may require significant resources to defend. If an infringement claim is successful, or in the event we are unable to license the infringed technology or to substitute similar non-infringing technology, our business could be adversely affected.

Breaches to our systems or products that compromise the security and integrity of personally identifiable information could have a negative impact on our results of operations.

Certain of our products and services are used by our customers to store and transmit personally identifiable information of their customers. Also, we have regularly collected, transferred and retained certain customer data as part of our entertainment business, and maintain personal information about our employees. This information is subject to a variety of laws, regulations and industry standards governing its collection, use, disclosure and disposal. Vulnerabilities in the security of our products and services, whether relating to hardware, software or otherwise, could compromise the confidentiality of, or result in unauthorized access to or the loss of information transmitted or stored using our products or solutions. Additionally, vulnerabilities in the security of our own internal systems could compromise the confidentiality of, or result in unauthorized access to personal information of our employees. If we do not maintain the security and integrity of personally identifiable information in accordance with applicable regulatory requirements, we could lose customers and be exposed to claims, costs and reputational harm that could materially and adversely affect our operating results. In addition, if we are required to implement new or different data protection measures, the associated costs could be significant.

Our restructuring and re-engineering initiatives could negatively impact productivity and business results.

As part of our ongoing efforts to optimize our cost structure, from time to time, we shift and realign our employee resources, which could temporarily result in reduced productivity levels. In addition to our initiatives to reduce costs and expenses, we have initiatives to grow revenue, such as improving sales training, addressing sales territory requirements, maintaining and monitoring customer satisfaction with our solutions, and focusing on our strong value propositions. We typically have many such initiatives underway. If we are not successful in managing our various restructuring and re-engineering initiatives, and minimizing any resulting loss in productivity, our business and operating results could be negatively impacted.

If we do not attract and retain quality employees, we may not be able to meet our business objectives.

Our employees are vital to our success. Our ability to attract and retain highly skilled technical, sales, consulting and other key personnel is critical, as these key employees are difficult to replace. If we are unable to attract or retain highly qualified employees by offering competitive compensation, secure work environments and leadership opportunities now and in the future, our business and operating results could be negatively impacted.

If we do not maintain effective internal controls, accounting policies, practices, and information systems necessary to ensure reliable reporting of our results, our ability to comply with our legal obligations could be negatively affected.

Our internal controls, accounting policies and practices, and internal information systems enable us to capture and process transactions in a timely and accurate manner in compliance with applicable accounting standards, laws and regulations, taxation requirements and federal securities laws and regulations. Our internal controls and policies are being closely monitored by management as we continue to implement a worldwide Enterprise Resource Planning (“ERP”) system. While we believe these controls, policies, practices and systems are adequate to ensure data integrity, unanticipated and unauthorized actions of employees or contractors (both domestic and international), temporary lapses in internal controls due to shortfalls in transition planning and oversight, or resource constraints, could lead to improprieties and undetected errors that could impact our financial condition, results of operations, or compliance with legal obligations. Moreover, while management has concluded that the Company’s internal control over financial reporting was effective as of December 31, 2011, due to their inherent limitations, such controls may not prevent or detect misstatements in our reported financial statements. Such limitations include, among other things, the potential for human error or circumvention of controls. Further, the Company’s internal control over financial reporting is subject to the risk that controls may become inadequate because of a failure to remediate control deficiencies, changes in conditions or a deterioration of the degree of compliance with established policies and procedures.

Our ability to effectively manage our business could be negatively impacted if we do not invest in and maintain reliable information systems.

It is periodically necessary to replace, upgrade or modify our internal information systems. If we are unable to replace, upgrade or modify such systems in a timely and cost-effective manner, especially in light of demands on our information technology resources, our ability to capture and process financial transactions and therefore, our financial condition, results of operations, or ability to comply with legal and regulatory reporting obligations, may be impacted.

If we do not successfully integrate acquisitions or effectively manage alliance activities, we may not drive future growth.

As part of our overall solutions strategy, we intend to make investments in companies, products, services and technologies, either through acquisitions, investments, joint ventures or strategic alliances. Acquisitions and alliance activities inherently involve risks. The risks we may encounter include those associated with:

•	assimilating and integrating different business operations, corporate cultures, personnel, infrastructures and technologies or products acquired or licensed;

•	the potential for unknown liabilities within the acquired or combined business; and

•	the possibility of conflict with joint venture or alliance partners regarding strategic direction, prioritization of objectives and goals, governance matters or operations.

Further, we may make acquisitions and investments in order to acquire or obtain access to new technology or products that expand our offerings to new industry verticals. There is risk that the new technology or products may not perform as anticipated, that the new industry verticals may not meet estimated growth projections or expectations, or investment recipients may not successfully execute their business plans, in which case we may not be able to fully realize the benefit of our investments. An acquisition or alliance may also disrupt our ongoing business or we may not be able to successfully incorporate acquired products, services or technologies into our solutions and maintain quality. Further, we may not achieve the projected synergies once we have integrated the business into our operations, which may lead to additional costs not anticipated at the time of acquisition. In addition, if we choose to use debt, including drawings under our senior secured credit facility, to finance our acquisitions in whole or in part, this may increase our leverage.

The sale of assets of our entertainment business may expose us to certain post-closing liabilities.

On February 3, 2012, we entered into an agreement to sell certain assets of our entertainment line of business to Redbox. Pursuant to the terms of the agreement, as amended on June 22, 2012, and upon the terms and conditions thereof, on June 22, 2012, we completed the disposition of our entertainment line of business to Redbox for cash consideration of $100 million. We remain responsible for pre-closing liabilities of the entertainment business, and are subject to certain indemnification obligations in favor of Redbox for, among other things, breaches of representations, warranties and covenants under the purchase agreement. In addition, we may be subject to liabilities and obligations under and with respect to contracts and assets of the entertainment business that were not transferred to or assumed by Redbox.

Our historical and ongoing manufacturing activities subject us to environmental exposures.

Our facilities and operations are subject to a wide range of environmental protection laws, and we have investigatory and remedial activities underway at a number of facilities that we currently own or operate, or formerly owned or operated, to comply, or to determine compliance, with such laws. In addition, our products are subject to environmental laws in certain jurisdictions. Given the uncertainties inherent in such activities, there can be no assurances that the costs required to comply with applicable environmental laws will not impact future operating results. We have also been identified as a potentially responsible party in connection with certain environmental matters, including the Fox River matter, as further described in the “Environmental matters” section of “Business” included in this offering memorandum; and in “Environmental and legal contingencies” within the “Critical accounting policies” section of the “Management’s discussion and analysis of financial condition and results of operations” included in this offering memorandum, and we incorporate such disclosures by reference and make them a part of this discussion of risk factors. As described in more detail in such disclosures, we maintain an accrual for our potential liability relating to the Fox River matter that represents certain critical estimates and judgments made by us regarding our potential liability. As described in more detail in such disclosures, NCR shares the future clean-up costs with Appleton Papers Inc. (“API”) based upon an agreement and an arbitration award (along with API, B.A.T. Industries p.l.c. (“BAT”) is jointly and severally liable to NCR under the same agreement and award; also, Arjo Wiggins Appleton Ltd., now known as Windward Prospects Limited, indemnifies API for the Fox River matter, and NCR benefits indirectly from that obligation). Additionally, AT&T Inc. (“AT&T”) and Alcatel-Lucent are responsible for indemnifying NCR for a portion of the amounts paid by NCR over a certain threshold. The ultimate costs associated with the Fox River matter, our share of those costs and any amounts received from insurers or those parties that owe an indemnification or cost-sharing obligation to NCR, including API, BAT, Arjo Wiggins Appleton Ltd, AT&T and Alcatel-Lucent, are subject to a wide range of factors outside of our control, including such companies’ ability to pay on their obligations, which could impact our future operating results and the amount of the accrued liability.

We face uncertainties with regard to regulations, lawsuits and other related matters.

In the normal course of business, we are subject to proceedings, lawsuits, claims and other matters, including those that relate to the environment, health and safety, employee benefits, import/export compliance, intellectual property, data privacy and security, product liability, commercial disputes and regulatory compliance, among others. Because such matters are subject to many uncertainties, their outcomes are not predictable and we must make certain estimates and assumptions in our financial statements. While we believe that amounts provided in our Consolidated Financial Statements are currently adequate in light of the probable and estimable liabilities, there can be no assurances that the amounts required to satisfy alleged liabilities from such matters will not impact future operating results. Additionally, we are subject to diverse and complex laws and regulations, including those relating to corporate governance, public disclosure and reporting, environmental safety and the discharge of materials into the environment, product safety, import and export compliance, data privacy and security, antitrust and competition, government contracting and anti-corruption, and labor and human resources, which are rapidly changing and subject to many possible changes in the future. Compliance with these laws and regulations, including changes in accounting standards, taxation requirements, and federal securities laws among others, may create a substantial burden on, and substantially increase costs to our organization or could have an impact on our future operating results.

Additionally, doing business on a worldwide basis requires us and our subsidiaries to comply with the laws and regulations of the U.S. government and various international jurisdictions. For example, our international operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the Foreign Corrupt Practices Act, which generally prohibits U.S. companies or agents acting on behalf of such companies from making improper payments to foreign officials for the purpose of obtaining or keeping business. Our international operations are also subject to economic sanction programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control. See “Summary—Recent events—August 14, 2012 8-K.” If we are not in compliance with such laws and regulations, we may be subject to criminal and civil penalties, which may cause harm to our reputation and to our brand names and could have an adverse effect on our business, financial condition and results of operations.

Selected historical consolidated financial information

The following table sets forth NCR’s selected financial data for the periods presented. The balance sheet data as of December 31, 2010 and 2011, and the statement of operations data for the years ended December 31, 2009, 2010 and 2011 set forth below are derived from the audited consolidated financial statements of NCR included elsewhere in this offering memorandum. The balance sheet data as of December 31, 2007, 2008 and 2009 and the statement of operations data for the years ended December 31, 2007 and 2008 are derived from the audited consolidated financial statements of NCR not included in this offering memorandum.

We derived our summary consolidated historical financial data as of June 30, 2012 and other data for the six months ended June 30, 2012 and June 30, 2011 from our unaudited consolidated financial statements for those periods, which are included elsewhere in this offering memorandum. The unaudited statement of operations data for the twelve months ended June 30, 2012 was calculated by subtracting the data for the six months ended June 30, 2011 from the audited consolidated data for the year ended December 31, 2011, and then adding the corresponding data for the six months ended June 30, 2012. The unaudited balance sheet data as of June 30, 2011 has been derived from its unaudited condensed consolidated financial statements not included herein. The unaudited condensed consolidated financial statements were prepared on a basis consistent with our annual audited consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the result to be expected for the full year or any future period.

The selected financial data below should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements included elsewhere in this offering memorandum. NCR’s historical operating results are not necessarily indicative of future operating results.

Consolidated statements of operations data:	Year ended December 31					Six months ended June 30		Twelve months ended June 30
(in millions)	2007	2008	2009	2010	2011	2011	2012	2012

Product revenue	$2,689	$2,854	$2,208	$2,301	$2,592	$1,070	$1,276	$2,798
Service revenue	2,268	2,446	2,371	2,410	2,699	1,260	1,377	2,816

Total revenue	4,957	5,300	4,579	4,711	5,291	2,330	2,653	5,614

Cost of products	2,032	2,110	1,771	1,799	2,011	838	979	2,152
Cost of services	1,887	2,012	1,911	1,922	2,098	994	1,019	2,123
Selling, general and administrative expenses	677	702	629	685	794	335	402	861
Research and development expenses	137	148	134	156	176	81	103	198

Total operating expenses	4,733	4,972	4,445	4,562	5,079	2,248	2,503	5,334

Income from operations	224	328	134	149	212	82	150	280
Interest expense	(24)	(22)	(10)	(2)	(13)	(1)	(17)	(29)
Other (expense) income, net	51	16	(31)	(11)	(3)	5	(7)	(15)

Income from continuing operations before income taxes	251	322	93	136	196	86	126	236
Income tax expense (benefit)	68	70	8	(11)	51	19	20	52

Income from continuing operations	183	252	85	147	145	67	106	184
Income (loss) from discontinued operations, net of tax	91	(25)	(115)	(10)	(93)	(18)	4	(71)

Net income (loss)	274	227	(30)	137	52	49	110	113

Net (loss) income attributable to noncontrolling interests	—	(1)	3	3	(1)	3	1	(3)

Net income (loss) attributable to NCR	274	228	(33)	134	53	46	109	116

Amounts attributable to NCR common stockholders:
Income from continuing operations	183	253	82	144	146	64	105	187
Income (loss) from discontinued operations, net of tax	91	(25)	(115)	(10)	(93)	(18)	4	(71)

Net income (loss) attributable to NCR common stockholders	$274	$228	$(33)	$134	$53	$46	$109	$116

Consolidated balance sheet data:	As of December 31					As of June 30
(in millions)	2007	2008	2009	2010	2011	2011	2012

Cash and cash equivalents	$952	$711	$451	$496	$398	$457	$377
Prepaid pension cost	776	251	244	286	339	325	358
Total assets	4,780	4,255	4,094	4,361	5,591	4,504	5,623
Current pension and indemnity plan liabilities	25	24	24	24	23	25	24
Pension and indemnity plan liabilities	433	1,424	1,268	1,259	1,662	1,279	1,625
Total liabilities	3,004	3,790	3,502	3,445	4,756	3,508	4,627
Total debt	308	308	15	11	853	11	740
Total NCR stockholders’ equity	1,757	440	564	883	785	959	947
Total stockholders’ equity	1,776	465	592	916	820	996	982

Consolidated statements of cash flows:	Year ended December 31			Six months ended June 30
(in millions)	2009	2010	2011	2011	2012

Net cash provided by operating activities	289	279	388	120	120
Net cash used in investing activities	(134)	(111)	(1,206)	(59)	(77)
Net cash provided by (used in) financing activities	(288)	(14)	802	(56)	(109)

Management’s discussion and analysis of financial condition and results of operations

The following discussion and analysis of our financial condition and results of operations should be read together with our historical consolidated financial statements and the related notes included elsewhere in this offering memorandum. This discussion and analysis contains forward-looking statements that involve risk, uncertainties and assumptions. See “Forward-looking statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in “Risk factors” and elsewhere in this offering memorandum.

Overview

NCR Corporation is a leading global technology company that provides innovative products and services that enable businesses to connect, interact and transact with their customers and enhance their customer relationships by addressing consumer demand for convenience, value and individual service. Our portfolio of self-service and assisted-service solutions serve customers in the financial services, retail, hospitality, telecommunications, travel and gaming industries and include automated teller machines (“ATMs”), self service kiosks and point of sale devices, as well as software applications that can be used by consumers to enable them to interact with businesses from their computer or mobile device. We also complement these product solutions by offering a complete portfolio of services to help customers design, deploy and support our technology tools. We also resell third-party networking products and provide related service offerings in the telecommunications and technology sectors.

We have four operating segments: Financial Services, Retail Solutions, Hospitality, and Emerging Industries. Each of our lines of business derives its revenues by selling products and services in each of the sales theaters in which NCR operates.

Our solutions are based on a foundation of long-established industry knowledge and consulting expertise, value-added software, hardware technology, global customer support services, and a complete line of business consumables and specialty media products.

NCR’s reputation has been built upon over 128 years of providing quality products, services and solutions to our customers. At the heart of our customer and other business relationships is a commitment to acting responsibly, ethically and with the highest level of integrity. This commitment is reflected in NCR’s Code of Conduct, which is available on the Corporate Governance page of our website.

Results of operations

The following table shows our results for the years ended December 31, 2009, 2010 and 2011 and for the six months ended June 30, 2011 and 2012:

	Year ended December 31			Six months ended June 30
in millions	2009	2010	2011	2011	2012

Revenue	$4,579	$4,711	$5,291	$2,330	$2,653
Gross margin	897	990	1,182	498	655
Gross margin as a percentage of revenue	19.6%	21.0%	22.3%	21.4%	24.7%

Operating expenses
Selling, general and administrative expenses	$629	$685	$794	$335	$402
Research and development expenses	134	156	176	81	103

Income from Operations	$134	$149	$212	$82	$150

The following table shows our revenues and gross margins from products and services, respectively, for the years ended December 31, 2009, 2010 and 2011 and for the six months ended June 30, 2011 and 2012:

	Year ended December 31			Six months ended June 30
in millions	2009	2010	2011	2011	2012

Product revenue	$2,208	$2,301	$2,592	$1,070	$1,276
Cost of products	1,771	1,799	2,011	838	979

Product gross margin	$437	$502	$581	$232	$297

Product gross margin as a percentage of revenue	19.8%	21.8%	22.4%	21.7%	23.3%
Services revenue	$2,371	$2,410	$2,699	$1,260	$1,377
Cost of services	1,911	1,922	2,098	994	1,019

Services gross margin	$460	$488	$601	$266	$358

Services gross margin as a percentage of revenue	19.4%	20.2%	22.3%	21.1%	26.0%

The following table shows our revenues by theater for the six months ended June 30, 2012 and 2011:

in millions	2011	% of Total	2012	% of Total	% Increase (decrease)	% Increase (decrease) constant currency

Americas	$1,028	44%	$1,329	50%	29%	30%
Europe	663	28%	666	25%	—%	6%
Asia Middle East Africa	639	28%	658	25%	3%	5%

Consolidated revenue	$2,330	100%	$2,653	100%	14%	17%

The following table shows our revenues by theater for the years ended December 31, 2011 and 2010:

in millions	2010	% of Total	2011	% of Total	% Increase (decrease)	% Increase (decrease) constant currency

Brazil, India, China and Middle East Africa (“BICMEA”)	$753	16%	$849	16%	13%	12%
North America	1,767	38%	2,120	40%	20%	18%
Europe	1,378	29%	1,421	27%	3%	(2)%
Japan, Korea	348	7%	332	6%	(5)%	(14)%
South Asia Pacific	286	6%	345	7%	21%	11%
Caribbean Latin America (“CLA”)	179	4%	224	4%	25%	23%

Consolidated revenue	$4,711	100%	$5,291	100%	12%	9%

Comparison of the six months ended June 30, 2011 to the six months ended June 30, 2012

Revenue

For the six months ended June 30, 2012 compared to the six months ended June 30, 2011, revenue increased 14% due to higher volumes for both product sales and services revenue in the Americas theater and higher product sales in the Europe and Asia Middle East Africa (“AMEA”) theaters. The acquisition of Radiant Systems Inc. (“Radiant”), a leading provider of multichannel point-of-sale and managed hosted service solutions to the hospitality and specialty retail industries, on August 24, 2011, also led to an incremental increase in product sales and services revenue in the Americas theater. Foreign currency fluctuations unfavorably impacted the year-over-year comparison by 3%. Our product revenue increased 19% and our services revenue increased 9% year-over-year.

Revenue in the Americas theater increased primarily due to growth in product sales and services revenue in the financial services and hospitality lines of business, partially offset by declines in the retail solutions line of business. Revenue in the Europe theater increased slightly due to growth in product sales and services revenues in the financial services and hospitality lines of business offset by declines in the retail solutions line of business. Revenue in the AMEA theater increased slightly due to growth in product sales and services revenues in the financial services line of business.

Gross margin

Gross margin as a percentage of revenue in the six months ended June 30, 2012 was 24.7% compared to 21.4% in the six months ended June 30, 2011. Product gross margin in the six months ended June 30, 2012 was 23.3% compared to 21.7% in the six months ended June 30, 2011. Product gross margin was negatively impacted by $10 million of acquisition related amortization of intangibles, or 0.8% as a percentage of product revenue in the six months ended June 30, 2012. After considering the effect of this item, the increase in product gross margin was primarily due to a favorable sales mix with an increase in software revenue. Services gross margin in the six months ended June 30, 2012 was 26.0% compared to 21.1% in the six months ended June 30, 2011. Services gross margin was positively impacted by $14 million in lower pension expense, or 1.0% as a percentage of services revenue, period-over-period. After considering the effect of pension expense, the increase in services gross margin was due to lower labor and service delivery costs and continued focus on overall cost containment.

Comparison of the year ended December 31, 2010 to the year ended December 31, 2011

Revenue

Revenue increased 12% in 2011 from 2010 due to improvement across all lines of business. The effects of foreign currency fluctuations had a 3% favorable impact on revenue. For the year ended December 31, 2011, our product revenue increased 13% and services revenue increased 12% compared to the year ended December 31, 2010. The increase in our product revenue was due to increases in sales volumes in the financial services and retail industries in the North America, BICMEA and CLA theaters coupled with incremental revenues generated in the hospitality and specialty retail industries following the acquisition of Radiant on August 24, 2011. The increase in our services revenue was primarily attributable to increases in professional and installation services and maintenance services in the financial services and retail industries in the North America, Europe, BICMEA and South Asia Pacific theaters. The acquisition of Radiant also led to an incremental increase in services revenue in the North America theater.

Gross margin

Gross margin as a percentage of revenue was 22.3% in 2011 compared to 21.0% in 2010. Product gross margin in 2011 increased slightly to 22.4% compared to 21.8% in 2010 due to improved sales mix.

Services gross margin increased to 22.3% in 2011 compared to 20.2% in 2010. Services gross margin was negatively impacted by $18 million in higher pension expense, or 0.7% as a percentage of services revenue, period over period. After considering the effect of pension expense, the increase in services gross margin was due to lower labor and service delivery costs and continued focus on overall cost containment.

Comparison of the year ended December 31, 2009 to the year ended December 31, 2010

Revenue

Revenue increased 3% in 2010 from 2009 due to improvement across all lines of business. The effects of foreign currency fluctuations had a 1% favorable impact on revenue. For the year ended December 31, 2010, our product revenue increased 4% and services revenue increased 2% compared to the year ended December 31, 2009. The increase in our product revenue was due to increases in sales volumes in the financial services, retail and hospitality industries in the Europe theater and the financial services industry in the CLA theater. The increase in our services revenue was primarily attributable to increases in professional and installation services and maintenance services in the retail industry in the North America and Europe theaters.

Gross margin

Gross margin as a percentage of revenue was 21.0% in 2010 compared to 19.6% in 2009. Product gross margin increased to 21.8% in 2010 compared to 19.8% in 2009. During 2009, product gross margin was adversely affected by approximately $22 million for the write-off of assets related to an equity investment. After considering this item, the product gross margin increased as compared to the prior year due to improved sales mix.

Services gross margin increased to 20.2% in 2010 compared to 19.4% in 2009. In 2010, services gross margin was negatively impacted by $23 million in higher pension expense, or 1.0% as a percentage of services revenue. After considering this item, the services gross margin improvement is primarily due to lower labor and service delivery costs and continued focus on overall cost containment.

Effects of pension, postemployment, and postretirement benefit plans

NCR’s income from continuing operations for the years ended December 31, 2009, 2010 and 2011 and the six months ended June 30, 2012 and 2011 were impacted by certain employee benefit plans as shown below:

In millions	Year ended December 31			Six months ended June 30
	2009	2010	2011	2011	2012

Pension expense	$159	$208	$222	$104	$78
Postemployment expense	49	43	46	18	18
Postretirement benefit	(3)	(4)	(13)	(6)	(6)

Total expense	$205	$247	$255	$116	$90

During the six months ended June 30, 2012, NCR incurred $78 million of pension expense compared to $104 million in the six months ended June 30, 2011. The decrease in pension expense was primarily due to a reduction in amortization of the actuarial losses for plans which have less than 10% active participants, where as of January 1, 2012, the amortization is now being calculated based on average remaining life expectancy rather than remaining service period. This change reflects our ongoing accounting policy for the evolving demographics of our pension plans, and was effective for the U.S. pension and U.K. London marketing plans beginning in the first quarter of 2012.

In 2011, pension expense increased to $222 million compared to $208 million in 2010 and $159 million in 2009, primarily due to the loss on invested plan assets that we experienced in 2008, which caused higher actuarial loss amortization, as well as a lower expected return on plan assets driven by our previously announced change in investment strategy. In 2011, approximately 41% of the pension expense was included in selling, general and administrative and research and development expenses, with the remaining 59% included in cost of products and services. As of June 30, 2012, we expected pension expense of approximately $165 million in 2012. The decrease in the expected pension expense is due to amortization of the actuarial losses for certain plans with less than 10% active participants being calculated based on average remaining life expectancy rather than remaining service period.

During 2009, NCR closed its United Kingdom-based manufacturing operation, resulting in a significant reduction in the number of employees enrolled in one of our defined benefit plans. The workforce reduction was accounted for as a curtailment and therefore, the actuarial liability associated with the plan was re-measured as of July 1, 2009. As a result, the pension liability and accumulated other comprehensive loss balances were increased by $35 million. This curtailment did not have a material impact on net income from continuing operations for 2009.

In May of 2009, NCR completed the consultation process with employee representatives, which was required to freeze the benefits in one of our United Kingdom defined benefit plans, effective July 1, 2009. This action was accounted for as a curtailment and therefore, the actuarial liability associated with the plan was re-measured as of May 31, 2009. As a result, the prepaid pension asset and accumulated other comprehensive loss balances were reduced by $85 million. This curtailment did not have a material impact on net income from continuing operations for 2009.

Postemployment expense (severance and disability medical) was $46 million in 2011 compared to $43 million in 2010 and $49 million in 2009. The increase in postemployment expense in 2011 was primarily related to a decrease in the discount rate. In 2011, approximately 63% of total postemployment expense was included in cost of products and services, with approximately 37% included in selling, general and administrative and research and development expenses.

Postretirement plans provided a $13 million benefit in 2011, a $4 million benefit in 2010, and a $3 million benefit in 2009. The increase in postretirement benefit in 2011 is primarily related to an increase in the level of amortization of prior service benefit associated with changes in the benefits provided under the Company’s previously closed U.S. Post-65 Retiree Medical Plan, which were announced in December 2010.

Selling, general and administrative expenses

Selling, general and administrative expenses were $402 million in the six months ended June 30, 2012 as compared to $335 million in the six months ended June 30, 2011. As a percentage of revenue, these expenses were 15.2% in the six months ended June 30, 2012 compared to 14.4% in the six months ended June 30, 2011. Pension costs included in selling, general and administrative expenses were $23 million in the six months ended June 30, 2012 as compared to $33 million in the six months ended June 30, 2011. Selling, general and administrative expenses in the six months ended June 30, 2012 also included $8 million of acquisition related integration costs, $9 million of acquisition related amortization of intangibles and a $5 million gain on the sale of a facility in Scotland. After considering this item, selling, general and administrative expenses increased as a percentage of revenue primarily due to additional investment in sales resources.

Selling, general and administrative expenses increased $109 million to $794 million in 2011 from $685 million in 2010. As a percentage of revenue, these expenses were 15.0% in 2011 and 14.5% in 2010. In 2011, selling, general, and administrative expenses included $66 million of pension costs, $37 million of transaction and severance costs incurred as a result of the acquisition of Radiant, and $6 million of amortization of intangible assets acquired as a result of the acquisition of Radiant. In 2010, selling, general, and administrative expenses included $67 million of pension costs, $18 million of incremental costs related to the relocation of the Company’s global headquarters, and $8 million related to a litigation charge offset by a $6 million gain related to the sale of an office building in France. After considering these items, selling, general and administrative expenses slightly increased as a percentage of revenue from 12.7% in 2010 to 12.9% in 2011.

Selling, general and administrative expenses increased $56 million to $685 million in 2010 from $629 million in 2009. As a percentage of revenue, these expenses were 14.5% in 2010 and 13.7% in 2009. In 2010, selling, general and administrative expenses included $67 million of pension costs, $18 million of incremental costs related to the relocation of our worldwide headquarters, and $8 million related to a litigation charge offset by a $6 million gain related to the sale of an office building in France. In 2009, selling, general and administrative expenses included $53 million of pension costs as well as $6 million of incremental costs related to the relocation of our worldwide headquarters. After considering these items, selling, general, and administrative expenses slightly increased as a percentage of revenue to 12.7% in 2010 from 12.4% in 2009.

Research and development expenses

Research and development expenses were $103 million in the six months ended June 30, 2012 as compared to $81 million in the six months ended June 30, 2011. As a percentage of revenue, these costs were 3.9% in the six months ended June 30, 2012 as compared to 3.5% in the six months ended June 30, 2011. Pension costs included in research and development expenses were $10 million in the six months ended June 30, 2012 and $11 million in the six months ended June 30, 2011. After considering these items, research and development expenses increased as a percentage of revenue primarily due to increased spending following the acquisition of Radiant in the third quarter of 2011.

Research and development expenses increased $20 million to $176 million in 2011 from $156 million in 2010. As a percentage of revenue, these costs were 3.3% in 2011 and 2010. Pension costs included in research and development expenses were $24 million in 2011 as compared to $25 million in 2010. After considering this item, research and development expenses increased slightly as a percentage of revenue from 2.8% in 2010 to 2.9% in 2011 and are in line with management expectations as we continue to invest in broadening our self-service solutions.

Research and development expenses increased $22 million to $156 million in 2010 from $134 million in 2009. In 2010 and 2009, research and development costs included $25 million and $17 million, respectively, of pension costs. After considering this item, research and development costs increased slightly as a percentage of revenue to 2.8% in 2010 from 2.6% in 2009.

Interest and other expense items

Interest expense was $17 million in the six months ended June 30, 2012 compared to $1 million in the six months ended June 30, 2011. The interest expense recognized in the six months ended June 30, 2012 is related to borrowings under the Company’s senior secured credit facility. Other expense, net was $7 million in the six months ended June 30, 2012 compared to other income, net of $5 million in the six months ended June 30, 2011.

Interest expense was $13 million in 2011 compared to $2 million in 2010 and $10 million in 2009. For the year ended December 31, 2011, interest expense is primarily related to borrowings under the Company’s senior secured credit facility. For the year ended December 31, 2009, interest expense is primarily related to the senior unsecured notes which were repaid in June 2009.

Other expense, net in the six months ended June 30, 2012 includes an impairment charge of an investment and other income, net in the six months ended June 30, 2011 included income from the sale of certain patents and a benefit from final settlement of a litigation matter.

Other expense, net was $3 million in 2011 compared to $11 million in 2010 and $31 million in 2009. Other expense (income), net includes items such as gains or losses on equity investments, interest income, among others. Interest income was $5 million in 2011, $5 million in 2010, and $6 million in 2009. In 2011, other expense, net included $7 million related to loss from foreign currency fluctuations partially offset by income from the sale of certain patents and a benefit of $3 million from final settlement of a litigation matter. In 2010, other expense, net included $14 million related to the impairment of an investment. In 2009, other expense, net included $24 million related to the impairment of equity investments and related assets.

Income taxes

Income tax provisions for interim (quarterly) periods are based on estimated annual income tax rates calculated separately from the effect of significant or unusual items. Income tax represented expense of $20 million for the six months ended June 30, 2012 compared to expense of $19 million for the six months ended June 30, 2011. The change in income tax was primarily driven by increased income from continuing operations and an unfavorable mix of earnings, offset by a $13 million favorable settlement with Japan for the 2001 through 2006 tax years and a $14 million favorable settlement with the Canada Revenue Agency for the 2003 tax year and by other favorable changes in uncertain tax positions.

The effective tax rate was 26% in 2011, (8)% in 2010, and 9% in 2009. During 2011, we favorably settled examinations with the Canada Revenue Agency for the tax years of 1997 through 2001 that resulted in a $12 million tax benefit. The 2010 tax rate was favorably impacted by the release of a $40 million valuation allowance in the third quarter of 2010 that was no longer required on specific deferred tax assets in NCR’s subsidiary in Japan and by the mix of taxable profits and losses by country. The 2009 tax rate was favorably impacted by the mix of taxable profits and losses by country. We anticipate that our effective tax rate will be approximately 27% in 2012. However, changes in profit mix or other events, such as tax audit settlements or changes in our valuation allowances, could impact this anticipated rate.

During 2011, the Internal Revenue Service commenced examinations of our 2009 and 2010 income tax returns, which are ongoing. While we are subject to numerous federal, state and foreign tax audits, we believe that the appropriate reserves exist for issues that might arise from these audits. Should these audits be settled, the resulting tax effect could impact the tax provision and cash flows in future periods.

Income (loss) from discontinued operations

During the six months ended June 30, 2012, income from discontinued operations was $4 million, net of tax, which included $4 million loss from the Entertainment business which includes a $21 million after tax gain on the sale of the Entertainment business as well as $7 million benefit from favorable changes in uncertain tax benefits related to Teradata Corporation (“Teradata”), which the Company spun off on September 30, 2007, and $1 million benefit in connection with an insurance recovery from a previously agreed settlement related to the Fox River environmental matter.

Loss from discontinued operations was $18 million, net of tax, in the six months ended June 30, 2011, which included $17 million operating loss from the Entertainment business, $2 million operating loss from the Healthcare business, $1 million operating loss from the closure of the EFT Canadian business, $2 million net loss from environmental matters offset by $4 million benefit from favorable changes in uncertain tax benefits related to Teradata.

For the year ended December 31, 2011, loss from discontinued operations was $93 million, net of tax, which includes the impact of the divestiture of the Entertainment business, an accrual for litigation fees related to the Kalamazoo environmental matter, an accrual for anticipated future disposal costs related to an environmental matter in Japan, the impact of the closure of NCR’s

EFT payment processing business in Canada, the impact of the divestiture of our healthcare solutions business, offset by the favorable impact of changes in estimates related to the Fox River reserve and favorable changes in uncertain tax benefits attributable to Teradata.

For the year ended December 31, 2010, loss from discontinued operations was $10 million, net of tax, which includes a $28 million operating loss from the Entertainment business and a $5 million operating loss from our healthcare solutions business offset by settlements of Fox River related insurance claims with insurance carriers and $3 million related to a favorable change in uncertain tax benefits attributable to Teradata.

For the year ended December 31, 2009, loss from discontinued operations was $115 million, net of tax, due to the change in estimate of the Fox River reserve associated with a fourth quarter court decision partially offset by the receipt of insurance settlements.

Revenue and operating income by segment

The Company manages and reports its businesses in the following segments:

•

Financial services—We offer solutions to enable customers in the financial services industry to reduce costs, generate new revenue streams and enhance customer loyalty. These solutions include a comprehensive line of ATM and payment processing hardware and software, and related installation, maintenance, and managed and professional services. We also offer a complete line of printer consumables.

•

Retail solutions—We offer solutions to customers in the retail industry designed to improve selling productivity and checkout processes as well as increase service levels. These solutions primarily include retail-oriented technologies, such as Point of Sale terminals and bar-code scanners, as well as innovative self-service kiosks, such as self-checkout. We also offer installation, maintenance, and managed and professional services and a complete line of printer consumables.

•

Hospitality (formerly hospitality and specialty retail)—We offer technology solutions to customers in the hospitality industry, serving businesses that range from a single restaurant to global chains and some of the world’s largest sports stadiums. Our solutions include point of sale hardware and software solutions, installation, maintenance, and managed and professional services and a complete line of printer consumables.

•

Emerging industries—We offer maintenance as well as managed and professional services for third-party computer hardware provided to select manufacturers, primarily in the telecommunications industry, who value and leverage our global service capability. Also included in the Emerging Industries segment are solutions designed to enhance the customer experience for the travel and gaming industries, including self-service kiosks, as well as related installation, maintenance, and managed and professional services.

As of January 1, 2012, the specialty retail customer accounts that were formerly part of the Hospitality and Specialty Retail segment are now included in the Retail Solutions segment, and the hospitality customer accounts that were formerly part of the Retail Solutions segment are now included in the Hospitality segment. As a result, the former Hospitality and Specialty Retail segment has been renamed Hospitality. Prior period information has not been reclassified to conform to the current period presentation, as the change was not considered material.

Segments are measured for profitability by the Company’s chief operating decision maker based on revenue and segment operating income. For purposes of discussing our operating results by segment, we exclude the impact of certain items (described below) from segment operating income, consistent with the manner by which management reviews each segment, evaluates performance, and reports our segment results under GAAP. This format is useful to investors because it allows analysis and comparability of operating trends. It also includes the same information that is used by NCR management to make decisions regarding the segments and to assess our financial performance.

Certain amounts have been excluded from segment operating income for each reporting segment presented below, including pension expense and certain other significant, non-recurring items.

In the segment discussions below, we have disclosed the impact of foreign currency fluctuations as it relates to our segment revenue due to its significance.

Financial services segment

The following table presents the Financial Services revenue and segment operating income for the years ended December 31, 2009, 2010 and 2011 and the six months ended June 30, 2012 and 2011:

	Year ended December 31			Six months ended June 30
in millions	2009	2010	2011	2011	2012

Revenue	$2,614	$2,645	$2,999	$1,321	$1,477
Operating income	$252	$250	$313	$124	$141
Operating income as a percentage of revenue	9.6%	9.5%	10.4%	9.4%	9.5%

Financial Services revenue increased 12% in the six months ended June 30, 2012 as compared to the six months ended June 30, 2011. Revenue growth was primarily generated from higher product sales and services revenue mainly in the Americas theater and higher product sales in the AMEA and Europe theaters. Foreign currency fluctuations negatively impacted the year-over-year revenue comparison by 4%.

Financial Services revenue increased 13% in 2011 compared to 2010 and 1% in 2010 compared to 2009. Revenue growth in 2011 compared to 2010 was primarily generated from higher product volumes and services revenue in the North America, BICMEA, CLA and Europe theaters, and higher services revenues in the South Asia Pacific theater. Foreign currency fluctuations favorably impacted the year-over-year revenue comparison by 3%. Revenue growth in 2010 compared to 2009 was primarily due to higher product volumes in the Europe and CLA theaters and higher services revenue in the BICMEA theater offset by declines in product volumes and services revenue in the North America theater. Foreign currency fluctuations favorably impacted the year-over-year revenue comparison by 1%.

Operating income was $141 million in the six months ended June 30, 2012 as compared to $124 million in the six months ended June 30, 2011. The improvement in the Financial Services operating income was driven by higher product sales, including an improved mix of software and services revenue.

Operating income was $313 million in 2011, $250 million in 2010 and $252 million in 2009. The improvement in the Financial Services operating income in 2011 compared to 2010 was driven by higher product volumes and favorable product mix as well as higher services revenue and lower service delivery costs. The slight decline in the Financial Services operating income in 2010 compared to 2009 was mainly due to the decline in product and services revenue in the North America theater.

Retail solutions segment

The following table presents the Retail Solutions revenue and segment operating income for the years ended December 31, 2009, 2010 and 2011 and the six months ended June 30, 2012 and 2011:

	Year ended December 31			Six months ended June 30
in millions	2009	2010	2011	2011	2012

Revenue	$1,627	$1,717	$1,778	$831	$756
Operating income	$12	$73	$71	$27	$30
Operating income as a percentage of revenue	0.7%	4.3%	4.0%	3.2%	4.0%

Retail Solutions revenue decreased 9% during the six months ended June 30, 2012 as compared to the six months ended June 30, 2011. The decrease in revenue was primarily driven by declines in product sales and services revenue in the Americas and Europe theaters, as well as the impact from the movement of specialty retail and hospitality accounts between the Retail Solutions segment and the Hospitality segment, as described above. Foreign currency fluctuations negatively impacted the year-over-year revenue comparison by 1%.

Retail Solutions revenue increased 4% in 2011 compared to 2010 and 6% in 2010 compared to 2009. The increase in revenue in 2011 compared to 2010 was primarily driven by higher services revenue in the North America, Japan-Korea and South Asia Pacific theaters partially offset by declines in product volumes in the North America and Europe theaters. Foreign currency fluctuations positively impacted the year-over-year revenue comparison by 3%. The increase in revenue in 2010 compared to 2009 was primarily driven by higher services revenue in the North America theater and higher product volumes and services revenue in the Europe theater. Foreign currency fluctuations favorably impacted the year-over-year revenue comparison by 1%.

Operating income was $30 million in the six months ended June 30, 2012 as compared to $27 million in the six months ended June 30, 2011. The increase in the Retail Solutions operating income was primarily due to the favorable mix of revenue and the movement of accounts, as described above.

Operating income was $71 million in 2011, $73 million in 2010 and $12 million in 2009. The increase in the Retail Solutions operating income in 2011 compared to 2010 was primarily due to a favorable shift in product and services mix slightly offset by the negative impact of higher paper prices. The increase in the Retail Solutions operating income in 2010 compared to 2009 was primarily due to a favorable shift in product and services mix coupled with lower labor and service delivery costs.

Hospitality segment

The following table presents the Hospitality revenue and segment operating income for the years ended December 31, 2009, 2010 and 2011 and the six months ended June 30, 2012 and 2011:

in millions	Year ended December 31			Six months ended June 30
	2009	2010	2011	2011	2012

Revenue	—	—	$141	—	$243
Operating income	—	—	$22	—	$40
Operating income as a percentage of revenue	—%	—%	15.6%	—%	16.5%

Hospitality revenue and operating income was $243 million and $40 million, respectively, for the six months ended June 30, 2012. The segment’s revenue and operating income is primarily attributed to product sales and services revenue in the Americas theater. The operations acquired from Radiant in the third quarter of 2011 comprise a substantial portion of this segment.

The segment’s revenue and operating income in 2011 were $141 million and $22 million, respectively, attributable primarily to product volume and services revenue in the North America theater. The acquisition of Radiant was completed on August 24, 2011. Therefore, the results for the segment reflect only periods from August 25, 2011.

Emerging industries segment

The following table presents the Emerging Industries revenue and segment operating income for the years ended December 31, 2009, 2010 and 2011 and the six months ended June 30, 2012 and 2011:

	Year ended December 31			Six months ended June 30
in millions	2009	2010	2011	2011	2012

Revenue	$338	$349	$373	$178	$177
Operating income	$57	$60	$77	$36	$44
Operating income as a percentage of revenue	16.9%	17.2%	20.6%	20.2%	24.9%

Emerging Industries revenue decreased 1% during the six months ended June 30, 2012 as compared to the six months ended June 30, 2011. The decrease in revenue was driven primarily by slight declines in product sales and services revenues in the AMEA theater. Foreign currency fluctuations negatively impacted the quarter-over-quarter revenue comparison by 2%.

Emerging Industries revenue increased 7% in 2011 compared to 2010 and 3% in 2010 compared to 2009. The increase in revenue in 2011 compared to 2010 was driven primarily by higher services revenue from our telecommunications and technology customers in the Europe and North America theaters. Foreign currency fluctuations favorably impacted the year-over-year revenue comparison by 3%. The increase in revenue in 2010 compared to 2009 was primarily due to higher services revenue from our telecommunications and technology customers in the North America and BICMEA theaters. Foreign currency fluctuations favorably impacted the year-over-year revenue comparison by 1%.

Operating income was $44 million in the six months ended June 30, 2012 as compared to $36 million in the six months ended June 30, 2011. The increase in the Emerging Industries operating income was primarily due to improved services mix and lower service delivery costs.

Operating income was $77 million in 2011, $60 million in 2010, and $57 million in 2009. The increase in the Emerging Industries operating income in 2011 compared to 2010 and in 2010 compared to 2009 was primarily due to improved services mix and lower service delivery costs.

Financial condition, liquidity and capital resources

Cash provided by operating activities was $120 million in the six months ended June 30, 2012 and in the six months ended June 30, 2011.

In the year ended December 31, 2011, cash provided by operating activities increased $109 million from $279 million in the year ended December 31, 2010 to $388 million in the year ended December 31, 2011. Cash flow from operations increased due to improvements in working capital year over year.

NCR’s management uses a non-GAAP measure called “free cash flow,” which we define as net cash provided by (used in) operating activities and cash provided by (used in) discontinued operations, less capital expenditures for property, plant and equipment, and additions to capitalized software, to assess the financial performance of the Company. Free cash flow does not have a uniform definition under GAAP, and therefore NCR’s definition may differ from other companies’ definitions of this measure. The components used to calculate free cash flow are GAAP measures that are taken directly from the Consolidated Statements of Cash Flows. We believe free cash flow information is useful for investors because it relates the operating cash flows from the Company’s continuing and discontinued operations to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, strategic acquisitions and investments, repurchase of NCR stock and repayment of debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, since there may be other non-discretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for, or superior to, cash flows from operating activities under GAAP. The table below reconciles net cash provided by operating activities, the most directly comparable GAAP measure, to NCR’s non-GAAP measure of free cash flow for the year ended December 31, 2009, 2010 and 2011 and the six months ended June 30, 2012 and 2011:

Reconciliation of free cash flow to net cash provided by operating activities:	Year ended December 31			Six months ended June 30		Twelve months ended June 30
(in millions)	2009	2010	2011	2011	2012	2012

Net Cash Provided by Operating Activities	$289	$279	$388	$120	$120	$388
Less: Expenditures for Property, Plant and Equipment	(43)	(69)	(61)	(32)	(31)	(60)
Less: Additions to Capitalized Software	(61)	(57)	(62)	(29)	(37)	(70)
Net Cash Used in Discontinued Operations	(135)	(116)	(77)	(55)	(44)	(66)

Free Cash Flow (non-GAAP)	$50	$37	$188	$4	$8	$192

The increase in net capital expenditures and capitalized software in the six months ended June 30, 2012, compared to the six months ended June 30, 2011, was due to additional investment following the acquisition of Radiant in the prior year. The cash used in discontinued

operations was attributable to the operating loss from the Entertainment business offset by the impact of insurance recoveries received in connection with a previously agreed settlement related to the Fox River environmental matter. Cash flow from discontinued operations in 2012 excludes cash inflow from investing activities of $98 million, which was primarily driven by the $100 million of proceeds from the sale of the Company’s Entertainment business.

In 2011, net cash provided by operating activities increased $109 million, net capital expenditures decreased $8 million, capitalized software additions increased $5 million, and net cash used in discontinued operations decreased $39 million, which contributed to a net increase in free cash flow of $151 million in comparison to 2010. The cash used in discontinued operations was attributable to the operating loss from the Entertainment business as well as remediation payments made associated with the Fox River environmental matter slightly offset by insurance recoveries in 2011.

In 2010, net cash provided by operating activities decreased $10 million, net capital expenditures increased $26 million, capitalized software additions decreased $4 million, and net cash used in discontinued operations decreased $19 million, which contributed to a net decrease in free cash flow of $13 million in comparison to 2009. Planned expenditures mainly related to investments in new manufacturing facilities in Columbus, Georgia, USA and Manaus, Brazil. During the year ended December 31, 2010, cash used in discontinued operations was attributable to the operating loss from the Entertainment business offset by the receipt of insurance recoveries in excess of remediation payments made in connection with the Fox River environmental matter.

Financing activities and certain other investing activities are not included in our calculation of free cash flow. Our other investing activities primarily include business acquisitions, divestitures and investments as well as proceeds from the sales of property, plant and equipment. During the year ended December 31, 2011, we completed the acquisition of Radiant for approximately $1,087 million, net of cash received, discussed further below, and the divestiture of our healthcare business for approximately $2 million. During the year ended December 31, 2010, we completed the acquisition of Mobiqa Limited for approximately $16 million, which is included in other investing activities, net, in the Consolidated Statements of Cash Flows and proceeds from the sale of property, plant and equipment that generated $39 million, mainly due to the sale of an office building in France.

Our financing activities primarily include proceeds from employee stock plans, repurchases of NCR common stock and borrowings and repayments of credit facilities. During the year ended December 31, 2011 and 2010, proceeds from employee stock plans were $18 million and $11 million, respectively. During the six months ended June 30, 2012 and 2011, proceeds from employee stock plans were $13 million. During the six months ended June 30, 2011, we repurchased 3.6 million shares of NCR common stock for $70 million. During the six months ended June 30, 2012, we paid $9 million of tax withholding payments on behalf of employees for stock based awards that vested during the period. During the year ended December 31, 2011 and 2010, we repurchased approximately 3.6 million shares of NCR common stock for $70 million and approximately 1.5 million shares of NCR common stock for $20 million, respectively. Additionally, during the year ended December 31, 2011, we received proceeds of $43 million for the sale of a 49% voting equity interest in our manufacturing subsidiary in Brazil to Scopus Tecnologia Ltda.

In connection with the acquisition of Radiant, on August 22, 2011, we entered into a $1.4 billion senior secured credit facility with and among a syndicate of lenders with JPMorgan Chase Bank, N.A., as the administrative agent. The senior secured credit facility existing at the time consisted of a term loan facility in the amount of $700 million and a revolving facility in the amount of

$700 million, of which $1.1 billion was drawn at the time to fund the acquisition. Additionally, in 2011, we paid approximately $29 million of debt issuance costs in connection with the senior secured credit facility, which were deferred and are being amortized to interest expense over the life of the debt. The August 22, 2012 amendments to the senior secured credit facility, included in the Incremental Facility Agreement, (i) increased the aggregate principal amount of the term loan facility by $150 million and the aggregate principal amount of the revolving credit facility by $150 million and (ii) extended the maturity with respect to the new incremental loans and the incremental revolving commitments by providing that they will mature on August 22, 2017. On August 22, 2012, the Company drew $150 million in incremental term loans under this commitment. See “Description of certain other indebtedness” included elsewhere in this offering memorandum for additional information. As of June 30, 2012, the outstanding principal balance of our term loan facility was $700 million and the outstanding principal balance of the revolver facility was $25 million, which decreased from $140 million as of December 31, 2011 due to net repayments of approximately $115 million.

On August 22, 2012, we entered into the Incremental Facility Agreement and the Second Amendment to the senior secured credit facility. The Incremental Facility Agreement relates to, and was entered into pursuant to, the senior secured credit facility. The Incremental Facility Agreement supplements the amounts available to NCR under the senior secured credit facility by $300 million by establishing a $150 million new tranche of term loan commitments and a $150 million new tranche of revolving loan commitments, bringing the total sum available to NCR under the senior secured credit facility and the Incremental Facility Agreement to $1.7 billion. As of September 6, 2012, the Company had $160 million outstanding under its revolving credit facility, as compared to $25 million as of June 30, 2012.

Cash and cash equivalents held by the Company’s foreign subsidiaries was $365 million, $365 million and $448 million at June 30, 2012, December 31, 2011 and December 31, 2010, respectively. Under current tax laws and regulations, if cash and cash equivalents and short-term investments held outside the United States are distributed to the United States in the form of dividends or otherwise, we may be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes.

As of June 30, 2012, our cash and cash equivalents totaled $377 million and our total debt was $740 million. Our borrowing capacity under the term loan and revolver facility was approximately $656 million at June 30, 2012. Our ability to generate positive cash flows from operations is dependent on general economic conditions, competitive pressures, and other business and risk factors described in “Risk factors” beginning on page 19 of this offering memorandum. If we are unable to generate sufficient cash flows from operations, or otherwise comply with the terms of our credit facilities, we may be required to seek additional financing alternatives.

In 2012, we expect to make approximately $86 million of remediation and other payments related to the Fox River environmental matter, subject to reimbursement claims against our co-obligors API and BAT of approximately $40 million. We also expect soon to pass the threshold where indemnity obligations from AT&T and Alcatel-Lucent will be triggered; the amounts receivable under those obligations will depend upon the timing of payments from API and BAT. In addition, our cash flow and free cash flow could be negatively impacted by the timing of payments by API under the our 1998 agreement with API and subsequent allocation arbitration, as described further in “Environmental matters” section of “Business” included in this offering memorandum.

The “Moving Ahead for Progress in the 21st Century Act” was signed into law on July 6, 2012. This legislation is expected to reduce required contributions to the U.S. qualified pension plan which were originally estimated to be $85 million for 2012. However, we will not be able to estimate the impact of this legislation until the U.S. Treasury Department releases supporting regulations, which is expected to occur in the third quarter of 2012.

During 2010, we completed a comprehensive analysis of our capital allocation strategy, with specific focus on our approach to pension management and commenced a plan to substantially reduce future volatility in the value of assets held by our U.S. pension plan by rebalancing the asset allocation to a portfolio entirely composed of fixed income assets by the end of 2012. On July 31, 2012, we announced our plans to make a contribution to our U.S. qualified pension plan and offer a voluntary lump sum payment option to certain deferred vested participants. The contribution is expected to be financed in part through this offering.

We expect to make contributions to our employee benefit plans of approximately $239 million in 2012 which includes $42 million to the U.S. qualified pension plan, $10 million to the executive pension plan, $120 million to the international pension plans, $60 million to the postemployment plan, and $7 million to the postretirement plan. The U.S. qualified pension plan amount includes contributions through July 2012 and excludes the impact of the legislation and the announcement discussed above.

We believe that we have sufficient liquidity based on our current cash position, cash flows from operations and existing financing to meet our expected pension, postemployment, and postretirement plan contributions, remediation payments related to the Fox River environmental matter, debt servicing obligations, and our operating requirements for the next twelve months.

Contractual and other commercial commitments

In the normal course of business, we enter into various contractual obligations that impact, or could impact, the liquidity of our operations. The following table and discussion outlines our material obligations as of December 31, 2011 on an undiscounted basis, with projected cash payments in the years shown. The table does not include the impact of the Incremental Facility Agreement or this offering.

in millions	Total amounts	2012	2013- 2014	2015- 2016	2017 & Thereafter	All other

Debt obligations	$853	$1	$141	$702	$9	$—
Interest on debt obligations	117	27	50	38	2	—
Estimated environmental liability payments	240	46	69	57	68	—
Lease obligations	205	62	83	47	13	—
Purchase obligations	880	772	71	37	—	—
Uncertain tax positions	148	—	—	—	—	148

Total obligations	$2,443	$908	$414	$881	$92	$148

We had short and long-term debt totaling $740 million and $853 million as of June 30, 2012 and December 31, 2011, respectively.

For purposes of this table, we used interest rates as of December 31, 2011 to estimate the future interest on debt obligations and have assumed no voluntary prepayments of existing debt. See “Description of certain other indebtedness” included elsewhere in this offering memorandum for additional disclosure related to our debt obligations and the related interest rate terms. We have also incorporated the expected fixed payments based on our interest rate swap related to our term loan.

The estimated environmental liability payments included in the table of contractual obligations shown above are related to the Fox River environmental matter. The amounts shown are NCR’s expected payments, net of the payments of its co-obligors; the amounts do not include an estimate for payments to be received from insurers or indemnification parties. For additional information, see the “Environmental matters” section of “Business” included in this offering memorandum.

Our lease obligations are primarily for certain sales and manufacturing facilities in various domestic and international locations. Purchase obligations represent committed purchase orders and other contractual commitments for goods or services. The purchase obligation amounts were determined through information in our procurement systems and payment schedules for significant contracts. Included in the amounts are committed payments in relation to the long-term service agreement with Accenture under which NCR’s transaction processing activities and functions are performed.

As of December 31, 2011, we had a $148 million liability related to our uncertain tax positions. Due to the nature of the underlying liabilities and the extended time often needed to resolve income tax uncertainties, we cannot make reliable estimates of the amount or timing of cash payments that may be required to settle these liabilities. The Company’s uncertain tax positions are not expected to have a significant impact on liquidity or sources and uses of capital resources. We also have product warranties that may affect future cash flows. These items are not included in the table of obligations shown above.

Our U.S. and international employee benefit plans could require significant future cash payments. The funded status of NCR’s U.S. pension plans is an underfunded position of $1,294 million as of December 31, 2011 compared to an underfunded position of $903 million as of December 31, 2010. The decrease in our funded status is primarily attributable to an increase in the liability resulting from a decrease in the discount rate. The funded status of our international retirement plans improved to an underfunded position of $52 million as of December 31, 2011 from an underfunded position of $94 million as of December 31, 2010. Strong asset returns and cash contributions more than offset the increases in the plan liabilities driven by decreases in discount rates for these plans. As discussed above, the “Moving Ahead for Progress in the 21st Century Act” was signed into law on July 6, 2012 and is expected to reduce required contributions to the U.S. qualified pension plan but we will not be able to estimate the impact of this legislation until the U.S. Treasury Department releases supporting regulations, which is expected to occur in the third quarter of 2012. As of June 30, 2012, contributions to international and executive pension plans are expected to increase from $124 million in 2011 to approximately $130 million in 2012.

Our senior secured credit facility includes affirmative, negative and financial covenants that restrict or limit our ability to, among other things, incur indebtedness; create liens on assets; engage in certain fundamental corporate changes or changes to our business activities; make acquisitions; sell or otherwise dispose of assets; engage in sale-leaseback or hedging transactions; pay dividends or make similar distributions; repay other indebtedness; engage in certain affiliate transactions; or enter into agreements that restrict our ability to create liens, pay dividends or make loan repayments. These covenants also require us to maintain:

•

a leverage ratio on the last day of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2011, not to exceed (i) the sum of (a) 3.50 and (b) an amount (not to exceed 1.00) to reflect new debt used to reduce NCR’s unfunded pension liabilities, in the case of any fiscal quarter ending prior to December 31, 2013, (ii) the sum of (a) 3.25 and (b) an amount (not to exceed 1.00) to reflect new debt used to reduce NCR’s unfunded pension liabilities, in the case of any fiscal quarter ending on or after December 31, 2013 and prior to December 31, 2015, and (iii) 3.50 to 1.00, in the case of any fiscal quarter ending on or after December 31, 2015; and

•

an interest coverage ratio of at least (i) 3.50 to 1.00, in the case of any four consecutive fiscal quarters ending prior to December 31, 2013, and (ii) 4.00 to 1.00, in the case of any four consecutive fiscal quarters ending on or after December 31, 2013.

Off-balance sheet arrangements

We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined by SEC Regulation S-K 303 (a) (4) (ii).

See the “Legal proceedings” section of “Business” included in this offering memorandum for additional information on guarantees and warranties associated with NCR’s business activities.

Critical accounting policies

Our consolidated financial statements are prepared in accordance with GAAP. In connection with the preparation of these financial statements, we are required to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosure of contingent liabilities. These assumptions, estimates and judgments are based on historical experience and are believed to be reasonable at the time. However, because future events and their effects cannot be determined with certainty, the determination of estimates requires the exercise of judgment. Our critical accounting policies are those that require assumptions to be made about matters that are highly uncertain. Different estimates could have a material impact on our financial results. Judgments and uncertainties affecting the application of these policies and estimates may result in materially different amounts being reported under different conditions or circumstances. Our management continually reviews these assumptions, estimates and judgments to ensure that our financial statements are presented fairly and are materially correct.

In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require significant management judgment in its application. There are also areas in which management’s judgment in selecting among available alternatives would not produce a materially different result. The significant accounting policies and estimates that we believe are the most critical to aid in fully understanding and evaluating our reported financial results are discussed in the paragraphs below. Our senior management has reviewed these critical accounting policies and related disclosures with our independent registered public accounting firm and the Audit Committee of our Board of Directors (see Note 1, “Description of business and significant accounting policies,” of the Notes to Consolidated Financial Statements in “Index of consolidated financial statements” included in this offering memorandum).

Revenue recognition.

NCR frequently enters into multiple-element arrangements with its customers including hardware, software, professional consulting services and maintenance support services. For arrangements involving multiple deliverables, when deliverables include software and non-software products and services, NCR evaluates and separates each deliverable to determine whether it represents a separate unit of accounting based on the following criteria: (a) the delivered item has value to the customer on a stand-alone basis; and (b) if the contract includes a general right of return relative to the delivered item, delivery or performance of the undelivered items is considered probable and substantially in the control of NCR.

For arrangements entered into or materially modified after January 1, 2011, consideration is allocated to each unit of accounting based on the unit’s relative selling prices. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocating revenue to each deliverable: (i) vendor-specific objective evidence of selling price (“VSOE”), (ii) third-party evidence of selling price (“TPE”), and (iii) best estimate of selling price (“BESP”). VSOE generally exists only when the Company sells the deliverable separately and is the price actually charged by the Company for that deliverable. VSOE is established for our software maintenance services and we use TPE to establish selling prices for our non-software related services, which include hardware maintenance, non-software related professional services, and transaction services. The Company uses BESP to allocate revenue when we are unable to establish VSOE or TPE of selling price. BESP is primarily used for elements such as hardware and software that are not consistently priced within a narrow range. The Company determines BESP for a deliverable by considering multiple factors including product class, geography, average discount, and management’s historical pricing practices. Amounts allocated to the delivered hardware and software elements are recognized at the time of sale provided the other conditions for revenue recognition have been met. Amounts allocated to the undelivered maintenance and other services elements are recognized as the services are provided or on a straight-line basis over the service period. In certain instances, customer acceptance is required prior to the passage of title and risk of loss of the delivered products. In such cases, revenue is not recognized until the customer acceptance is obtained. Delivery and acceptance generally occur in the same reporting period.

For arrangements entered into prior to January 1, 2011, the Company did not apply BESP. In such arrangements, if the Company has the requisite evidence of selling price for the undelivered elements but not for the delivered elements, the Company applies the residual method to allocate arrangement consideration.

In situations where NCR’s solutions contain software that is more than incidental, revenue related to the software and software-related elements is recognized in accordance with authoritative guidance on software revenue recognition. For the software and software-related elements of such transactions, revenue is allocated based on the relative fair value of each element, and fair value is determined by VSOE. If the Company cannot objectively determine the fair value of any undelivered element included in such multiple-element arrangements, the Company defers revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements. When the fair value of a delivered element has not been established, but fair value exists for the undelivered elements, the Company uses the residual method to recognize revenue. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and is recognized as revenue.

Revenue recognition for complex contractual arrangements, especially those with multiple elements, requires a significant level of judgment and is based upon a review of specific contracts, past experience, the selling price of undelivered elements when sold separately, creditworthiness of customers, international laws and other factors. Changes in judgments about these factors could impact the timing and amount of revenue recognized between periods.

Allowance for doubtful accounts.

We evaluate the collectability of our accounts receivable based on a number of factors. We establish provisions for doubtful accounts using percentages of our accounts receivable balance as an overall proxy to reflect historical average credit losses and specific provisions for known issues. The percentages are applied to aged accounts receivable balances. Aged accounts are determined based on the number of days the receivable is outstanding, measured from the date of the invoice, or from the date of revenue recognition. As the age of the receivable increases, the provision percentage also increases. This policy is applied consistently among all of our operating segments.

Based on the factors below, we periodically review customer account activity in order to assess the adequacy of the allowances provided for potential losses. Factors include economic conditions and judgments regarding collectability of account balances, each customer’s payment history and creditworthiness.

The allowance for doubtful accounts was $17 million as of June 30, 2012, $16 million as of December 31, 2011, $13 million as of December 31, 2010, and $24 million as of December 31, 2009. These allowances represent, as a percent of gross receivables, 1.6% as of June 30, 2012, 1.5% in 2011, 1.4% in 2010, and 2.6% in 2009.

Given our experience, the reserves for potential losses are considered adequate, but if one or more of our larger customers were to default on its obligations, we could be exposed to potentially significant losses in excess of the provisions established. We continually evaluate our reserves for doubtful accounts and continued economic deterioration could lead to the need to increase our allowances.

Inventory valuation.

Inventories are stated at the lower of cost or market, using the average cost method. Each quarter, we reassess raw materials, work-in-process, parts and finished equipment inventory costs to identify purchase or usage variances from standards, and valuation adjustments are made. Additionally, to properly provide for potential exposure due to slow-moving, excess, obsolete or unusable inventory, a reserve against inventory is established. This reserve is established based on forecasted usage, orders, technological obsolescence and inventory aging. These factors are impacted by market conditions, technology changes and changes in strategic direction, and require estimates and management judgment that may include elements that are uncertain. On a quarterly basis, we review the current market value of inventory and adjust for any inventory exposure due to age or excess of cost over market value.

We have inventory in more than 40 countries around the world. We purchase inventory from third party suppliers and manufacture inventory at our plants. This inventory is transferred to our distribution and sales organizations at cost plus mark-up. This mark-up is referred to as inter-company profit. Each quarter, we review our inventory levels and analyze our inter-company profit to determine the correct amount of inter-company profit to eliminate. Key assumptions are made to estimate product gross margins, the product mix of existing inventory balances and current period shipments. Over time, we refine these estimates as facts and circumstances change. If our estimates require refinement, our results could be impacted.

Our excess and obsolete reserves were $88 million as of June 30, 2012, $83 million as of December 31, 2011, $71 million as of December 31, 2010, and $100 million as of December 31, 2009. These reserves represent, as a percent of gross inventory, 9.9% as of June 30, 2012, 9.7% in 2011, 8.7% in 2010, and 12.7% in 2009. Although we strive to achieve a balance between market demands and risk of inventory obsolescence or excess quantities caused by these factors, it is possible that, should conditions change, additional reserves may be needed. Any changes in reserves will impact operating income during a given period. The policies described are consistently applied among all of our operating segments.

Warranty reserves.

One of our key objectives is to provide superior quality products and services. To that end, we provide a standard manufacturer’s warranty typically extending up to 12 months, allowing our customers to seek repair of products under warranty at no additional cost. A corresponding estimated liability for potential warranty costs is also recorded at the time of the sale. We sometimes offer extended warranties in the form of product maintenance services to our customers for purchase. We defer the fair value of these revenues and recognize revenue over the life of the extended warranty period.

Future warranty obligation costs are based upon historical factors such as labor rates, average repair time, travel time, number of service calls per machine and cost of replacement parts. When a sale is consummated, the total customer revenue is recognized and the associated warranty liability is recorded based upon the estimated cost to provide the service over the warranty period. Refer to Note 1, “Description of business and significant accounting policies,” of the Notes to Consolidated Financial Statements in “Index of consolidated financial statements” included in this offering memorandum for further information regarding our accounting for extended warranties.

Total warranty costs were $42 million in 2011, $48 million in 2010, and $47 million in 2009. Warranty costs as a percent of total product revenues were 1.6% in 2011, 2.1% in 2010, and 2.1% in 2009. Historically, the principal factor used to estimate our warranty costs has been service calls per machine. Significant changes in this factor could result in actual warranty costs differing from accrued estimates. Although no near-term changes in our estimated warranty reserves are currently anticipated, in the unlikely event of a significant increase in warranty claims by one or more of our larger customers, costs to fulfill warranty obligations would be higher than provisioned, thereby impacting results.

Goodwill.

Goodwill is tested at the reporting unit level for impairment on an annual basis during the fourth quarter or more frequently if certain events occur indicating that the carrying value of goodwill may be impaired. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include a decline in expected cash flows, a significant adverse change in legal factors or in the business climate, a decision to sell a business, unanticipated competition, or slower growth rates, among others.

During the fourth quarter of 2011, we adopted the changes to accounting guidance on impairment testing issued by the Financial Accounting Standards Board (the “FASB”) in September 2011. Under the new guidance, in the evaluation of goodwill for impairment, we first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. If so, we perform a quantitative assessment and compare the fair value of the reporting unit to the carrying value. If the carrying value of a reporting unit exceeds its fair value, the goodwill of that reporting unit is potentially impaired and we proceed to step two of the impairment analysis. In step two of the analysis, we will record an impairment loss equal to the excess of the carrying value of the reporting unit’s goodwill over its implied fair value should such a circumstance arise which could significantly and adversely impact reported results of operations and stockholders’ equity. Fair value of the reporting units is estimated primarily using the income approach, which incorporates the use of discounted cash flow (“DCF”) analyses. A number of significant assumptions and estimates are involved in the application of the DCF model to forecast operating cash flows, including markets and market shares, sales volumes and prices, costs to produce, tax rates, capital spending, discount rate and working capital changes. Most of these assumptions vary among reporting units. The cash flow forecasts are generally based on approved strategic operating plans.

For the fourth quarter of 2011, 2010 and 2009, we performed our annual impairment assessment of goodwill which did not indicate that an impairment existed. However, during the fourth quarter, we determined that it was probable that we would dispose of our Entertainment business which triggered an impairment review of the goodwill attributable to the Entertainment reporting unit. We evaluated the carrying value of these assets compared to the fair value based on a market approach using an independent third-party market price and determined the $5 million of goodwill associated with the Entertainment reporting unit was fully impaired. The impairment was recorded within loss from discontinued operations, net of tax in the Consolidated Statements of Operations for the twelve months ended December 31, 2011. Refer to Note 4, “Goodwill and other long-lived assets,” of the Notes to Consolidated Financial Statements in “Index of consolidated financial statements” included in this offering memorandum for further information regarding our 2011 impairment testing.

Valuation of long-lived assets and amortizable other intangible assets.

We perform impairment tests for our long-lived assets if an event or circumstance indicates that the carrying amount of our long-lived assets may not be recoverable. In response to changes in industry and market conditions, we may also strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses. Such activities could result in impairment of our long-lived assets or other intangible assets. We also are subject to the possibility of impairment of long-lived assets arising in the ordinary course of business. We consider the likelihood of impairment if certain events occur indicating that the carrying value of the long-lived assets may be impaired and we may recognize impairment if the carrying amount of a long-lived asset or intangible asset is not recoverable from its undiscounted cash flows. Impairment is measured as the difference between the carrying amount and the fair value of the asset. We use both the income approach and market approach to estimate fair value. Our estimates of fair value are subject to a high degree of judgment since they include a long-term forecast of future operations. Accordingly, any value ultimately derived from our long-lived assets may differ from our estimate of fair value.

As noted above, during the fourth quarter of 2011, we determined that it was probable that we would dispose of our Entertainment business, which triggered an impairment assessment of the related assets which includes long-lived assets, goodwill and definite-lived intangible assets. Based on this evaluation, we determined that the long-lived asset group, consisting of property, plant and equipment and definite-lived intangible assets, mainly customer relationships, related to the Entertainment business was impaired. The carrying amount of approximately $148 million had an estimated fair value of $65 million. Of the total impairment charge of $83 million, $81 million was allocated to property, plant and equipment and $2 million was allocated to definite-lived intangible assets. Fair value was based on a market approach using an independent third-party market price. The impairment was recorded within loss from discontinued operations, net of tax in the Consolidated Statements of Operations for the twelve months ended December 31, 2011.

Pension, postretirement and postemployment benefits.

We sponsor domestic and foreign defined benefit pension and postemployment plans as well as domestic postretirement plans. As a result, we have significant pension, postretirement and postemployment benefit costs, which are developed from actuarial valuations. Actuarial assumptions attempt to anticipate future events and are used in calculating the expense and liability relating to these plans. These factors include assumptions we make about interest rates, expected investment return on plan assets, rate of increase in healthcare costs, total and involuntary turnover rates, and rates of future compensation increases. In addition, our actuarial consultants advise us about subjective factors such as withdrawal rates and mortality rates to use in our valuations. We generally review and update these assumptions on an annual basis at the beginning of each fiscal year. We are required to consider current market conditions, including changes in interest rates, in making these assumptions. The actuarial assumptions that we use may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension, postretirement or postemployment benefits expense we have recorded or may record. Postemployment and postretirement expense impacts all of our segments. Pension expense is reported at the corporate level and is excluded from our segment results as it is not included in the evaluation of segment performance. Refer to Note 12, “Segment information and concentrations,” of the Notes to Consolidated Financial Statements in “Index of consolidated financial statements” included in this offering memorandum for a reconciliation of our segment operating results to income from operations.

The key assumptions used in developing our 2011 expense were discount rates of 5.3% for our U.S. pension plans and 4.3% for our postretirement plan. We used an expected return on assets assumption of 6.8% for our U.S. plans in 2011. The U.S. plans represented 65% and 100% of total pension and postretirement plan obligations as of December 31, 2011. Holding all other assumptions constant, a 0.25% change in the discount rate used for the U.S. plans would have increased or decreased 2011 expense by approximately $8 million in pension expense and an immaterial amount in postretirement expense. A 0.25% change in the expected rate of return on plan assets assumption for the U.S. pension plan would have increased or decreased 2011 pension expense by approximately $6 million. Our expected return on plan assets has historically been and will likely continue to be material to net income. While it is required that we review our actuarial assumptions each year at the measurement date, we generally do not change them between measurement dates. We use a measurement date of December 31 for all of our plans.

We intend to use a discount rate of 4.0% and 3.3% and an expected rate of return on assets assumption of 4.8% in determining the 2012 pension and postretirement expense for the U.S. plans. The most significant assumption used in developing our 2012 postemployment plan expense was the assumed rate of involuntary turnover of 5.5%. The involuntary turnover rate is based on historical trends and projections of involuntary turnover in the future. A 0.25% change in the rate of involuntary turnover would have increased or decreased 2011 expense by approximately $3 million. The sensitivity of the assumptions described above is specific to each individual plan and not to our pension, postretirement and postemployment plans in the aggregate.

Environmental and legal contingencies.

Each quarter, we review the status of each claim and legal proceeding and assess our potential financial exposure. If the potential loss from any claim or legal proceeding would be material and is considered probable and the amount can be reasonably estimated, we accrue a liability for the estimated loss. To the extent that the amount of such a probable loss is estimable only by reference to a range of equally likely outcomes, and no amount within the range appears to be a better estimate than any other amount, we accrue the amount at the low end of the range. Because of uncertainties related to these matters, the use of estimates, assumptions and judgments, and external factors beyond our control, accruals are based on the best information available at the time. As additional information becomes available, we reassess the potential liability related to our pending claims and litigation and may revise our estimates. Such revisions in the estimates of the potential liabilities could have a material impact on our results of operations and financial position. Except for the sharing agreement with API described in the “Environmental matters” section of “Business” included in this offering memorandum with respect to the Fox River matter, when insurance carriers or third parties have agreed to pay any amounts related to costs, and we believe that it is probable that we can collect such amounts, those amounts are reflected as receivables in our Consolidated Balance Sheet.

The most significant legal contingency impacting our Company relates to the Fox River matter, which is further described in detail in the “Environmental matters” section of “Business” included in this offering memorandum. NCR has been identified as a potentially responsible party (“PRP”) at the Fox River site in Wisconsin because of polychlorinated biphenyl (“PCB”) discharges from two carbonless paper manufacturing facilities previously owned by NCR, located along the Fox River.

As described below and in the “Environmental matters” section of “Business” included in this offering memorandum, while substantial progress has been made in the engineering design of the Fox River clean-up and the clean-up itself, the extent of our potential liability continues to be subject to significant uncertainties. These uncertainties include the total clean-up costs for each of the segments of the river; the total natural resource damages for the site; the extent to which clean-up and other costs will be allocated to and paid by other PRPs; the solvency of other PRPs; the extent of NCR’s eventual liability in the allocation litigation, including the favorable outcome of the February 2012 trial and the outcome of the Company’s forthcoming appeal of the December 16, 2009 and February 28, 2011 orders described in the “Environmental matters” section of “Business” included in this offering memorandum; and the outcome of the state and federal governments’ lawsuit regarding the Fox River filed in October 2010 against several parties, including NCR, also described in the “Environmental matters” section of “Business” included in this offering memorandum.

Our reserve for the Fox River matter as of June 30, 2012 was approximately $148 million (after taking into consideration amounts expected to be recovered under an indemnity agreement, as further discussed in the “Environmental matters” section of “Business” included in this offering memorandum). The Company regularly re-evaluates the assumptions used in determining the appropriate reserve for the Fox River matter as additional information becomes available and, when warranted, makes appropriate adjustments.

In determining our reserve, we attempt to estimate a range of reasonably possible outcomes for relevant factors, although each range is itself highly uncertain. We use our best estimate within the range if that is possible. Where there is a range of equally likely outcomes, and there is no amount within that range that appears to be a better estimate than any other amount, we use the low end of the range. Our eventual liability for remediation, which we expect will be paid out over a period continuing into 2017 or later (and a longer period thereafter for long-term monitoring), will depend on a number of factors, the most significant of which include:

•

The total clean-up costs for the site (we use the best estimate within a range of reasonably possible outcomes—$852 million—which consists of the current estimate of the lower river clean-up and long-term monitoring costs developed in consultation with the engineering firms working on the design, the projected costs of the upper river clean-up, plus a 15% contingency for probable cost overruns and a contingency for future Government oversight costs, and the NCR share of the estimated natural resource damages);

•	The total natural resource damages for the site (we use a best estimate of $76 million, which is based on prior negotiations);

•

The NCR share of the total clean-up costs (as a result of the December 2009, February 2011 and April 2012 judicial orders discussed in the “Environmental matters” section of “Business” included in this offering memorandum, we now assume NCR will be responsible for the full extent of the clean-up activities being undertaken in Operable Units 2 through 4, which is a best estimate, and for a substantial portion of the counterclaims filed, as to which we use a best estimate based on the above-referenced court rulings as well as the July 3, 2012 ruling) and of natural resource damages (we use a best estimate);

•

The share that our co-obligors API and BAT will bear of the NCR payments for clean-up costs and natural resource damages (based upon an agreement, and an arbitration award, we utilized a 45% share for NCR of the first $75 million—a threshold that was reached in the second quarter of 2008—and a 40% share for amounts in excess of $75 million); and

•

Our transaction costs to defend NCR in this matter, including participation in litigation to establish proper allocation shares and the lawsuit filed by the Governments on October 14, 2010 as described in the “Environmental matters” section of “Business” included in this offering memorandum (we have estimated the costs we are likely to incur through 2017, the end of the time period the Governments have projected it will take to design and implement the remedy for the Fox River).

AT&T Inc. and Alcatel-Lucent are each responsible for indemnifying NCR for a portion of amounts NCR incurs for the Fox River matter over a certain threshold. NCR’s estimate of what AT&T and Alcatel-Lucent will pay under the indemnity is recorded as a long-term asset of approximately $79 million as of June 30, 2012 and December 31, 2011, and is deducted in determining the net reserve discussed above.

While it remains difficult to predict, there could be significant changes in the future to some of the above-described assumptions that could have a material effect on the amount of our reserve. Also, there are other estimates for some of these factors that are significantly higher than the estimates described above. It is the opinion of the Company that the effect of the Fox River matter will have a moderate, but manageable, impact on our liquidity and capital resources, assuming that such amounts discussed above are required to be paid over the time frame currently contemplated. However, if such an amount were required to be paid in a shorter time period, it could have a material impact on our liquidity and capital resources.

Income taxes.

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities are determined based on the enacted tax rates expected to apply in the periods in which the deferred tax assets or liabilities are anticipated to be settled or realized.

We regularly review our deferred tax assets for recoverability and establish a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The determination as to whether a deferred tax asset will be realized is made on a jurisdictional basis and is based on the evaluation of positive and negative evidence. This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies. Projected future taxable income is based on our expected results and assumptions as to the jurisdiction in which the income will be earned. The expected timing of the reversals of existing temporary differences is based on current tax law and our tax methods of accounting.

If we are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, or if the tax laws change unfavorably, then we could be required to increase our valuation allowance against our deferred tax assets, resulting in an increase in our effective tax rate.

We had valuation allowances of $412 million as of December 31, 2011 and $410 million as of December 31, 2010, related to certain deferred income tax assets, primarily tax loss carryforwards, in jurisdictions where there is uncertainty as to the ultimate realization of a benefit from those tax assets. At December 31, 2011, our net deferred tax assets in the United States totaled approximately $704 million. For the three year period ended December 31, 2011, we had a cumulative net loss from continuing operations before income taxes, which is generally considered a negative indicator about our ability to realize the benefits of those assets. We further evaluated the realizability by weighing both positive and negative evidence, including our history of taxable income in the U.S., the fact that in our recent history, deductible attributes have not expired unused, and the substantial length of time over which our deferred tax assets relating to employee pensions may be realized. Through this assessment, realization of the related benefits was determined to be more likely than not.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement. Interest and penalties related to uncertain tax positions are recognized as part of the provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.

The provision for income taxes may change period-to-period based on non-recurring events, such as the settlement of income tax audits and changes in tax laws, as well as recurring factors including the geographic mix of income before taxes, state and local taxes and the effects of various global income tax strategies. We maintain certain strategic management and operational activities in overseas subsidiaries and our foreign earnings are taxed at rates that are generally lower than in the United States. As of December 31, 2011 we did not provide for U.S. federal income taxes or foreign withholding taxes on approximately $1.2 billion of undistributed earnings of our foreign subsidiaries as such earnings are expected to be reinvested indefinitely.

Stock-based compensation.

We measure compensation cost for stock awards at fair value and recognize compensation expense over the service period for which awards are expected to vest. We utilize the Black-Scholes option pricing model to estimate the fair value of stock-based compensation at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected holding period. We estimate forfeitures for awards granted, which are not expected to vest. The estimation of stock awards that will ultimately vest requires judgment, and to the extent that actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period in which estimates are revised. We consider many factors when estimating expected forfeitures, including types of awards and historical experience. Actual results and future changes in estimates may differ from our current estimates.

In addition, we have performance-based awards that vest only if specific performance conditions are satisfied, typically at the end of a multi-year performance period. The number of shares that will be earned can vary based on actual performance. No shares will vest if the objectives are not met, and in the event the objectives are exceeded, additional shares will vest up to a maximum amount. The cost of these awards is expensed over the performance period based upon management’s estimates of achievement against the performance criteria. Because the actual number of shares to be awarded is not known until the end of the performance period, the actual compensation expense related to these awards could differ from our current expectations.

Recently adopted and recently issued accounting standards

In May 2011, the FASB issued updated guidance related to fair value measurements and disclosures, including (a) the application of the highest and best use valuation premise concepts, (b) measuring the fair value of an instrument classified in a reporting entity’s stockholders’ equity, and (c) quantitative information required for fair value measurements categorized within Level 3 (i.e., unobservable inputs for which there is little or no market data). Additionally, disclosure requirements have been expanded to include additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. The guidance applies prospectively, and is effective for the Company beginning January 1, 2012. Other than the change in disclosure, the Company has determined that the adoption of these changes did not have an impact on its Consolidated Financial Statements.

In June 2011, the FASB issued updated guidance related to the presentation of other comprehensive income, offering two alternatives for presentation: (a) a single continuous statement of comprehensive income; or (b) two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The guidance applies retrospectively, and is effective for the Company beginning January 1, 2012. Other than the change in presentation, these changes did not have an impact on its Consolidated Financial Statements.

Quantitative and qualitative disclosures about market risk

Market risk

We are exposed to market risks primarily from changes in foreign currency exchange rates and interest rates. It is our policy to manage our foreign exchange exposure and debt structure in order to manage capital costs, control financial risks and maintain financial flexibility over the long term. In managing market risks, we employ derivatives according to documented policies and procedures, including foreign currency contracts and interest rate swaps. We do not use derivatives for trading or speculative purposes.

Foreign exchange risk

Since a substantial portion of our operations and revenue occur outside the United States, and in currencies other than the U.S. Dollar, our results can be significantly impacted by changes in foreign currency exchange rates. We have exposure to approximately 50 functional currencies and are exposed to foreign currency exchange risk with respect to our sales, profits and assets and liabilities denominated in currencies other than the U.S. dollar. Although we use financial instruments to hedge certain foreign currency risks, we are not fully protected against foreign currency fluctuations and our reported results of operations could be affected by changes in foreign currency exchange rates. To manage our exposures and mitigate the impact of currency fluctuations on the operations of our foreign subsidiaries, we hedge our main transactional exposures through the use of foreign exchange forward and option contracts. These foreign exchange contracts are designated as highly effective cash flow hedges. This is primarily done through the hedging of foreign currency denominated inter-company inventory purchases by the marketing units. All of these transactions are firmly committed or forecasted. We also use derivatives not designated as hedging instruments consisting primarily of forward contracts to hedge foreign currency denominated balance sheet exposures. For these derivatives we recognize gains and losses in the same period as the remeasurement losses and gains of the related foreign currency-denominated exposures.

We utilize non-exchange traded financial instruments, such as foreign exchange forward and option contracts, that we purchase exclusively from highly rated financial institutions. We record these contracts on our balance sheet at fair market value based upon market price quotations from the financial institutions. We do not enter into non-exchange traded contracts that require the use of fair value estimation techniques, but if we did, they could have a material impact on our financial results.

For purposes of analyzing potential risk, we use sensitivity analysis to quantify potential impacts that market rate changes may have on the fair values of our hedge portfolio related to firmly committed or forecasted transactions. The sensitivity analysis represents the hypothetical changes in value of the hedge position and does not reflect the related gain or loss on the forecasted underlying transaction. A 10% appreciation or depreciation in the value of the U.S. Dollar against foreign currencies from the prevailing market rates would result in a corresponding increase or decrease of $8 million as of June 30, 2012 in the fair value of the hedge portfolio. The Company expects that any increase or decrease in the fair value of the portfolio would be substantially offset by increases or decreases in the underlying exposures being hedged.

The U.S. Dollar was slightly stronger in the second quarter of 2012 compared to the second quarter of 2011 based on comparable weighted averages for our functional currencies. This had a negative impact of 4% on the second quarter 2012 revenue versus second quarter 2011 revenue. This excludes the effects of our hedging activities and, therefore, does not reflect the actual impact of fluctuations in exchange rates on our operating income.

Interest rate risk

We are subject to interest rate risk principally in relation to variable-rate debt. We use derivative financial instruments to manage exposure to fluctuations in interest rates in connection with our risk management policies. We have entered into an interest rate swap for a portion of our senior secured credit facility. The interest rate swap effectively converts the designated portion of the senior secured credit facility from a variable interest rate to a fixed interest rate instrument. Approximately 77% of our borrowings under the senior secured credit facility were effectively on a fixed rate basis as of June 30, 2012. As of June 30, 2012, the net fair value of the interest rate swap was a liability of $13 million.

The potential gain in fair value of the swap from a hypothetical 100 basis point increase in interest rates would be approximately $19 million as of June 30, 2012. The increase in pre-tax interest expense for the six months ended June 30, 2012 from a hypothetical 100 basis point increase in variable interest rates (including the impact of the interest rate swap) would be approximately $1 million.

Concentrations of credit risk

We are potentially subject to concentrations of credit risk on accounts receivable and financial instruments, such as hedging instruments and cash and cash equivalents. Credit risk includes the risk of nonperformance by counterparties. The maximum potential loss may exceed the amount recognized on the balance sheet. Exposure to credit risk is managed through credit approvals, credit limits, selecting major international financial institutions (as counterparties to hedging transactions) and monitoring procedures. Our business often involves large transactions with customers for which we do not require collateral. If one or more of those customers were to default in its obligations under applicable contractual arrangements, we could be exposed to potentially significant losses. Moreover, a prolonged downturn in the global economy could have an adverse impact on the ability of our customers to pay their obligations on a timely basis. We believe that the reserves for potential losses are adequate. As of June 30, 2012, we did not have any significant concentration of credit risk related to financial instruments.

Business

Overview

NCR Corporation is a leading global technology company that provides innovative products and services that enable businesses to connect, interact and transact with their customers and enhance their customer relationships by addressing consumer demand for convenience, value and individual service. Our portfolio of self-service and assisted-service solutions serve customers in the financial services, retail, hospitality, travel, telecommunications and technology industries and include ATMs, self-service kiosks and point of sale devices, as well as software applications that can be used by consumers to enable them to interact with businesses from their computer or mobile device. We also complement these product solutions by offering a complete portfolio of services to help customers design, deploy and support our technology tools. We also resell third-party networking products and provide related service offerings in the telecommunications and technology sectors.

NCR has a 128-year operating history and as of June 30, 2012 had approximately 24,600 employees and contractors around the world. Our total revenue for the twelve months ended June 30, 2012 was $5,614 million, an increase of 15% over the prior twelve-month period. We have a well-balanced revenue base, having earned 50% of our revenue from services and 50% of our revenue from products in the twelve months ended June 30, 2012. Our segment operating income for the twelve months ended June 30, 2012 was $551 million, an increase of 32% over the prior twelve-month period. We had Adjusted EBITDA ((as defined in note 1 to “Summary historical consolidated financial information” and as described in “Non-GAAP financial measures”) of $657 million in the twelve months ended June 30, 2012.

Operating segments

We categorize our operations into four reportable segments: Financial Services, Retail Solutions, Hospitality, and Emerging Industries.

Financial services—We offer solutions to enable customers in the financial services industry to reduce costs, generate new revenue streams and enhance customer loyalty. These solutions include a comprehensive line of ATM, branch and payment processing hardware and software, and related installation, maintenance, and managed and professional services. We also offer a complete line of printer consumables. In the twelve months ended June 30, 2012, the Financial Services segment generated revenues of $3,155 million and segment operating income of $330 million.

Retail solutions—We offer solutions to customers in the retail industry designed to improve selling productivity and checkout processes as well as increase service levels. These solutions primarily include retail-oriented technologies, such as point of sale terminals and bar-code scanners, as well as innovative self-service kiosks, such as self-checkout. We also offer installation, maintenance, and managed and professional services and a complete line of printer consumables. In the twelve months ended June 30, 2012, the Retail Solutions segment generated revenues of $1,703 million and segment operating income of $74 million.

Hospitality—We offer technology solutions to customers in the hospitality industry, serving businesses that range from a single restaurant to global chains and some of the world’s largest sports stadiums. Our solutions include point of sale hardware and software solutions, installation, maintenance, and managed and professional services and a complete line of printer consumables. In the first six months of 2012, the Hospitality segment generated revenue of $243 million and segment operating income of $40 million. The operations acquired from Radiant in the third quarter of 2011 comprise a substantial portion of this segment.

Emerging industries—We offer maintenance as well as managed and professional services for third-party computer hardware provided to select manufacturers, primarily in the telecommunications industry, who value and leverage our global service capability. Also included in our Emerging Industries segment are solutions designed to enhance the customer experience for the travel and gaming industries, including self-service kiosks, as well as related installation, maintenance, and managed and professional services. In the twelve months ended June 30, 2012, the Emerging Industries segment generated revenues of $372 million and segment operating income of $85 million.

Products

We sell products that help businesses connect, interact and transact with their customers. Our product offerings fall into the following five categories:

ATMs and other financial products—We provide financial institutions, retailers and independent deployers with financial-oriented self-service technologies, such as ATMs, cash dispensers, and software solutions, including the APTRA™ self-service ATM software application suite (providing ATM management systems) as well as consulting services related to ATM security, software and bank branch optimization. ATM and other financial product solutions are designed to quickly and reliably process consumer transactions and incorporate advanced features such as automated check cashing/deposit, automated cash deposit, web-enablement and bill payment (including mobile bill payment). These solutions help enable businesses to reduce costs and generate new revenue streams while enhancing customer loyalty.

Point of sale solutions—We provide retail and hospitality oriented technologies such as point of sale terminals, bar-code scanners, software and services to companies and venues worldwide. Combining our retail and hospitality industry expertise, software and hardware technologies, and consulting services, our solutions are designed to enable cost reductions and improve operational efficiency while increasing customer satisfaction.

Self-service kiosks—We provide self-service kiosks to the retail, hospitality, and travel and gaming industries. Our versatile kiosk solutions can support numerous retail self-service functions, including self-checkout, wayfinding (our self-service retail software application that helps customers easily locate products or navigate through large, complex buildings and campuses), bill payment and gift registries. We provide self-check in/out kiosk solutions to airlines, hotels and casinos that allow guests to check-in/out without assistance. These solutions create pleasant and convenient experiences for consumers and enable our customers to reduce costs. The kiosks for the hospitality industry provide consumers the ability to order and pay at restaurants while enabling our customers to streamline order processing and reduce operating costs.

Check and document imaging—Our check and document imaging offerings provide end-to-end solutions for both traditional paper-based and image-based check and item processing. These solutions utilize advanced image recognition and workflow technologies to automate item processing, helping financial institutions increase efficiency and reduce operating costs. Consisting of hardware, software, consulting and support services, our comprehensive check and document imaging solutions enable check and item-based transactions to be digitally captured, processed and retained within a flexible, scalable environment.

Consumables—We develop, produce and market a complete line of printer consumables for various print technologies. These products include two-sided thermal paper (2ST®), paper rolls for receipts in ATMs and point of sale solutions, inkjet and laser printer supplies, thermal transfer and ink ribbons, labels, laser documents, business forms, and specialty media items such as photo and presentation papers. Consumables are designed to optimize operations and improve transaction accuracy, while reducing overall costs.

Services

Services are an essential and integrated component of NCR’s complete solution offerings. We provide maintenance and support services for our product offerings and also provide other services including site assessment and preparation, staging, installation and implementation, systems management and complete managed services. We provide Predictive Services, a managed services offering, which is designed to predict and address information technology issues quickly before they happen.

We also offer a range of software and services such as Software as a Service, hosted services, and online, mobile and transactional services and applications such as bill pay and digital signage. In addition, we are also focused on expanding the resale of third party networking products and related service offerings to a broader base of customers in the telecommunications and technology sectors and servicing third-party computer hardware from select manufacturers, such as Cisco Systems, who value and leverage our global service capability.

Business strengths

We provide innovative products and services that enable businesses to connect, interact and transact with their customers and enhance their customer relationships by addressing consumer demand for convenience, value and individual service, while at the same time reducing costs and streamlining processes for our customers. Our key competitive strengths include:

Global market leader across multiple business segments.    We are a leading provider of hardware and software solutions for the industries we serve. We have a leading market position across many of our solutions, including ATMs, automated deposit in the U.S., and ATM multi-vendor software. Similarly, we are the leading provider of self-service checkout globally, the No. 2 global provider of point of sale technology, and the leading provider of software and other solutions to the retail and hospitality industries in the U.S. Further, we are a leading provider of travel check-in solutions in the U.S.

Broad portfolio of innovative hardware and software solution offerings.     Across our operating segments we provide a broad portfolio of hardware and software solution offerings. We offer our financial services customers ATMs, consulting services, kiosks, APTRA™ self-service ATM software solutions, mobile and internet banking and e-commerce integration. We offer our retail customers self-service solutions, point of sale, software, consulting services, e-mail marketing, mobile alerts and cloud-based retail solutions. We offer our hospitality customers point of sale, inventory management, loyalty and stored value, marketing services and loss prevention. We offer our travel customers airline check-in, travel self-service, and we offer total premises services to our technology and telecommunication customers. We also offer a broad range of services to all of our customer segments. We continue to build on our heritage of innovation, as evidenced by our recent introduction of the NCR Silver™ product offering, a mobile iPad® Point of Sale system for retail customers, which we launched in the third quarter of 2012.

We work to be trusted partners to the customers we serve.     We work to be trusted partners to all the customers we serve by leveraging our deep consumer and industry expertise. We also maintain a diverse customer base, with no one customer accounting for more than 10% of our revenue in the twelve months ended June 30, 2012. We provide financial services solutions to all of the top 20 global financial institutions. Within the Emerging Industries segment, our travel business serves 4 of the 5 largest global airlines and our telecommunication and technology business is a service provider for 8 of the top 10 telecommunication and networking companies.

Attractive business model.

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We benefit from diversified revenue streams, both by industry and by geography. We have three core industry operating segments and a growing Emerging Industry segment. NCR has a strong regional balance, with revenues split across the globe (For the year ended December 31, 2011, percentage of revenues by geography were: U.S.: 36%; Europe: 27%; Brazil, India, China and Middle East Africa: 16%; Japan, Korea and South Asia Pacific: 13%, Americas (excluding U.S. and Brazil): 8%).

•	We have strong recurring revenue and visibility. For the year ended December 31, 2011, 51% of our revenue was from services, and many of our service contracts are multi-year.

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We are also focused on growing our software portfolio with contracts that provide for recurring software maintenance revenue. Further, we have increased our gross margin and operating margin for each of the past three years through an increased focus on services and software sales. From the six months ended June 30, 2011 to the six months ended June 30, 2012, our gross margin increased 330 basis points. Our NPOI as a percentage of revenue increased 160 basis points in the same period.

•	As of June 30, 2012, we have paid down $375 million of the debt used to acquire Radiant.

Seasoned management team.    We have an experienced and established management team with a strong reputation throughout our industry. Our management team has been integral to building and maintaining our market-leading position, developing enduring relationships with our customers, generating strong free cash flow and selectively investing in profitable growth areas. Led by Chief Executive Officer and President William Nuti, who joined NCR in 2005, our senior management team possesses a significant amount of industry and market knowledge, including several members who have over 20 years of industry experience.

Business strategy

We have a focused and consistent business strategy targeted at revenue growth, gross margin expansion and improved customer loyalty. To execute this strategy, we have identified three key imperatives that align with our financial objectives for 2012 and beyond. These imperatives are to deliver disruptive innovation; focus on migrating our revenue to higher margin software and services revenue; and more fully enable our sales force with a consultative selling model that better leverages the innovation we are bringing to the market. Our strategy is summarized in more detail below:

Gain profitable share.    We seek to optimize our investments in demand creation to increase NCR’s market share in areas with the greatest potential for profitable growth, which include opportunities in self-service technologies with our core financial services, retail and hospitality customers as well as the shift of the business model to focus on growth of higher margin software and services. We focus on expanding our presence in our core industries, while seeking additional growth by:

•	penetrating market adjacencies in single and multi-channel self-service segments;

•	expanding and strengthening our geographic presence and sales coverage across customer tiers through use of the indirect channel; and

•	leveraging NCR Services and Consumable solutions to grow our share of customer revenue, improve customer retention, and deliver increased value to our customers.

Expand into emerging growth industry segments.    We are focused on broadening the scope of our self-service solutions from our existing customers to expand these solution offerings to customers in newer industry-vertical markets including telecommunications and technology as well as travel and gaming. We expect to grow our business in these industries through integrated service offerings in addition to targeted acquisitions and strategic partnerships.

Pursue strategic acquisitions that promote growth and improve gross margin.    We are continually and currently exploring potential acquisition opportunities in the ordinary course of business to identify acquisitions that can accelerate the growth of our business and improve our gross margin mix, with a particular focus on software-oriented transactions. We may fund acquisitions through either equity or debt, including drawings under our senior secured credit facility.

Build the lowest cost structure in our industry.    We strive to increase the efficiency and effectiveness of our core functions and the productivity of our employees through our continuous improvement initiatives.

Enhance our global service capability.    We continue to identify and execute various initiatives to enhance our global service capability. We also focus on improving our service positioning, increasing customer service attach rates for our products and improving profitability in our services business. Our service capability can provide us a competitive advantage in winning customers and it provides NCR with an attractive and stable revenue source.

Innovation of our people.    We are committed to solution innovation across all customer industries. Our focus on innovation has been enabled by closer collaboration between NCR Services and our Industry Solutions Group, as well as a model to apply best practices across all industries through one centralized research and development organization and one business decision support function. Innovation is also driven through investments in training and developing our employees by taking advantage of our new world-class training centers. We expect that these steps and investments will accelerate the delivery of new innovative solutions focused on the needs of our customers and changes in consumer behavior.

Enhancing the customer experience.    We are committed to providing a customer experience to drive loyalty focusing on product and software solutions based on the needs of our customers, a sales force enabled with the consultative selling model to better leverage the innovative solutions we are bringing to market and sales and support service teams focused on delivery and customer interactions. We continue to rely on the Customer Loyalty Survey to measure our current state and set a course for our future state where we aim to continuously improve with solution innovations as well as through the execution of our service delivery programs.

Target markets and distribution channels

Our ATMs and other financial product solutions primarily serve the financial services industry with particular focus on retail banking, which includes traditional providers of consumer banking and financial services. These solutions also serve the retail markets through convenience banking products for retailers designed to complement their core businesses. Customers are located throughout the world in both developed and emerging markets. We have historically sold most of our ATMs and financial products and services through a direct sales channel, although a portion of revenues is derived through distributors and value-added resellers.

We provide self-service kiosk and point of sale solutions to the retail, hospitality, and travel and gaming industries. Retail customers include department stores, specialty retailers, mass merchandisers, catalog stores, supermarkets, hypermarkets, grocery stores, drug stores, wholesalers, convenience stores and petroleum outlets. Hospitality customers include restaurants and food service providers, and sports and entertainment venues (including stadiums, arenas and cinemas). The travel and gaming customers include airlines, airports, car rental, hotel/lodging and casinos. Self-service kiosk and point of sale solutions are sold through a direct sales force and through relationships with value-added resellers, distributors, dealers and other indirect sales channels. We have focused our investments and resources on self-service technologies with expanded offerings to include self-ticketing and mobile check-in for the travel industry.

Our imaging solutions primarily serve the financial services industry worldwide, with the primary focus on banks. We have historically distributed most of our imaging products and services through a direct sales channel, although certain revenues are derived through sales by value-added resellers and distributors.

Our consumables products are sold to the financial services, retail and hospitality industries as well as customers involved in transportation and manufacturing. These products are also sold through a direct sales force as well as through various channel partners including office product retailers, contract stationers, value-added resellers, original equipment manufacturers as well as through telemarketing and the Internet.

We provide service and support for our products and solutions through service contracts with our customers. We have also established managed service contracts with key customers and continue to pursue additional managed service relationships. Longer term managed service arrangements can help improve the efficiency and performance of the customer’s business, and also increase the strategic and financial importance of its relationship with NCR. We also provide services on competing technologies—for example, IBM retail technologies and Diebold ATMs. The primary sales channel for our services is our direct sales teams, which exist across all geographies. Our services professionals provide these services directly to end customers.

Our customers

No single customer accounts for more than 10% of NCR’s consolidated revenue.

Competition

In the financial services industry, we compete with Diebold, Inc., Wincor Nixdorf GmbH & Co. (Wincor) and Hyosung, as well as many other regional firms, across all geographies. The primary factors of competition can vary, but typically include: value and quality of the solutions or products; total cost of ownership; industry knowledge of the vendor; the vendor’s ability to provide and support a total end-to-end solution; the vendor’s ability to integrate new and existing systems; the fit of the vendor’s strategic vision with the customer’s strategic direction; and the quality of the vendor’s support and consulting services.

We face a variety of competitors in the retail and hospitality industries across all geographies. We believe that key competitive factors can vary by geographic area but typically include: value and quality of the solutions or products; total cost of ownership; industry knowledge of the vendor; and knowledge, experience and quality of the vendor’s consulting, deployment and support services. Our competitors vary by market segment, product, service offering and geographic area, and include IBM, Wincor, Fujitsu, Hewlett-Packard, Dell, Honeywell, Micros Systems, Verifone and Datalogic, among others.

We face a diverse group of competitors in the travel and gaming industries. Competition in the travel industry includes IBM, SITA and IER. In the gaming industry, our key competitors are IBM, Wincor and Cummins.

We face competition for services from other technology and service providers, as well as from service-only firms, in all geographies where we operate around the world. The primary services competitors are the companies identified in the descriptions of our other solutions. Global technology providers are becoming more focused on services as a core business strategy. We also compete with a range of smaller regional and local service companies across our various geographies.

Competition for printer consumables is significant and varies by geographic area and product group. The primary areas of competitive differentiation typically include: quality; logistics and supply chain management; and total cost of ownership. While price is always a factor, we focus on the customer’s total cost of ownership for our consumables products. Total cost of ownership takes into account not only the per-unit cost, but also service, usage, reporting and support costs. Our competitors include, among others, RiteMade Paper and Schades.

We face competition in the financial services industry for imaging solutions across all geographies. The primary areas of competition can vary, but typically include: quality of the solutions or products; total cost of ownership; industry knowledge; the vendor’s ability to provide and support a total end-to-end solution; the vendor’s ability to integrate new and existing systems; the fit of the vendor’s strategic vision with the customer’s strategic direction; and the quality of the vendor’s support and consulting services. Our competitors vary by product, service offering and geographic area, and include FIS and Unisys Corporation, among others.

Properties

As of June 30, 2012, NCR operated 226 facilities consisting of approximately 5.7 million square feet in 60 countries throughout the world. On a square footage basis, 27% of these facilities are owned and 73% are leased. Within the total facility portfolio, NCR operates 36 research and development and manufacturing facilities totaling 2.3 million square feet, 68% of which is leased. The remaining 3.3 million square feet of space includes office, repair, warehouse and other miscellaneous sites, and is 77% leased. NCR also owns 11 land parcels totaling 3.6 million square feet in 5 countries.

Research and development

We remain focused on designing and developing products, services and solutions that anticipate our customers’ changing technological needs and consumer preferences. Research and development expenses were $103 million in the six months ended June 30, 2012 as compared to $81 million in the six months ended June 30, 2011. We anticipate that we will continue to have significant research and development expenditures in the future to provide a continuing flow of innovative, high-quality products and services to maintain and enhance our competitive position. Refer to Note 1, “Description of business and significant accounting policies,” of the Notes to Consolidated Financial Statements in “Index of consolidated financial statements” included in this offering memorandum for further information regarding our accounting and costs included in research and development activities.

Patents and trademarks

NCR seeks patent protection for its innovations and improvements associated with its products, services, and developments, where such protection is likely to provide value to NCR. As of June 30, 2012, NCR owned approximately 1,375 patents in the U.S. and numerous others in foreign countries. The foreign patents are generally counterparts of NCR’s U.S. patents. Many of the patents owned by NCR are licensed to others, and NCR is licensed under certain patents owned by others. NCR has active patent licensing programs. NCR also has numerous patent applications pending in the U.S. and in foreign countries. NCR’s portfolio of patents and patent applications, in the aggregate, is of significant value to NCR.

NCR has registered certain trademarks and service marks in the United States and in a number of foreign countries. NCR considers the mark “NCR” and many of its other trademarks and service marks to be valuable assets.

Seasonality

Our sales are historically seasonal, with lower revenue in the first quarter and higher revenue in the fourth quarter of each year. Such seasonality also causes our working capital cash flow requirements to vary from quarter to quarter depending on variability in the volume, timing and mix of product sales. In addition, revenue in the third month of each quarter is typically higher than in the first and second months.

Manufacturing and raw materials

In most cases, there are a number of vendors providing the services and producing the parts and components that we utilize. However, there are some services and components that are purchased from single sources due to price, quality, technology or other reasons. For example, we depend on computer chips and microprocessors from Intel Corporation and operating systems from Microsoft Corporation. Certain parts and components used in the manufacturing of our ATMs and the delivery of many of our retail solutions are also supplied by single sources. In addition, there are a number of key suppliers for our businesses who provide us with critical products for our solutions.

On a global basis, NCR manufactures its ATMs in facilities located in Columbus, Georgia, USA; Manaus, Brazil; Budapest, Hungary; Beijing, China; and Puducherry, India; its self-checkout solutions in facilities located in Columbus, Georgia, USA and Budapest, Hungary; and certain point of sale terminals in facilities located in Alpharetta, Georgia, USA; Salzburg, Austria; Beijing, China; Geelong, Australia; and Adelaide, Australia. For payment solutions, certain point of sale terminals, bar code scanners and certain other kiosks, NCR outsources the manufacturing in all geographic regions.

Product backlog

Our backlog was approximately $1.3 billion, $1.0 billion, and $900 million as of June 30, 2012, December 31, 2011, and December 31, 2010, respectively. The backlog includes orders confirmed for products scheduled to be shipped as well as certain professional and transaction services to be provided. Although we believe that the orders included in the backlog are firm, some orders may be cancelled by the customer without penalty, and we may elect to permit cancellation of orders without penalty where management believes it is in our best interests to do so. Further, we have a significant portion of revenues derived from our growing service-based business as well as the hospitality line of business, for which backlog information is not measured. Therefore, we do not believe that our backlog, as of any particular date, is necessarily indicative of revenues for any future period.

Environmental matters

Compliance with Federal, state, and local environmental regulations relating to the protection of the environment could have a material adverse impact on our capital expenditures, earnings or competitive position. While NCR does not currently expect to incur material capital expenditures related to compliance with such laws and regulations, and while we believe the amounts provided in our Consolidated Financial Statements are adequate in light of the probable and estimable liabilities in this area, there can be no assurances that environmental matters will not lead to a material adverse impact on capital expenditures, earnings or competitive position.

NCR’s facilities and operations are subject to a wide range of environmental protection laws, and NCR has investigatory and remedial activities underway at a number of facilities that it currently owns or operates, or formerly owned or operated, to comply, or to determine compliance, with such laws. Also, NCR has been identified, either by a government agency or by a private party seeking contribution to site clean-up costs, as a PRP at a number of sites pursuant to various state and federal laws, including the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and comparable state statutes. Other than the Fox River matter and the litigation expenses in the Kalamazoo River matter detailed below, we currently do not anticipate material expenses and liabilities from these environmental matters.

NCR is one of eight entities that were formally notified by governmental and other entities (such as local Native American tribes) that they are PRPs for environmental claims under CERCLA and other statutes arising out of the presence of PCBs in sediments in the lower Fox River and in the Bay of Green Bay in Wisconsin. NCR was identified as a PRP because of alleged PCB discharges from two carbonless copy paper manufacturing facilities it previously owned, which were located along the Fox River. Some parties contend that NCR is also responsible for PCB discharges from paper mills owned by other companies because carbonless paper manufactured at the facilities NCR previously owned was allegedly purchased by those mills as a raw material for their paper making processes. NCR sold its facilities in 1978 to API, which was also identified as a PRP. The other Fox River PRPs that received notices are P.H. Glatfelter Company, Georgia-Pacific Consumer Products LP (“GP”, successor to Fort James Operating Company), WTM I Co. (formerly Wisconsin Tissue Mills, now owned by Canal Corporation, formerly known as Chesapeake Corporation), CBC Corporation (formerly Riverside Paper Corporation), U.S. Paper Mills Corp. (owned by Sonoco Products Company), and Menasha Corporation.

In the October 2010 Government enforcement action discussed below, the federal and state governments assert certain claims against the eight parties referenced above as well as four other entities. These claims, filed under CERCLA and other statutes, relate to the presence of PCBs at the Fox River site, and as a result the four newly named parties are also properly viewed as PRPs with respect to the site. Those entities are NewPage Wisconsin Systems, Inc., Neenah-Menasha Sewerage Commission, Kimberly-Clark Corporation, and the City of Appleton, Wisconsin.

During the past several years, the United States Environmental Protection Agency (“USEPA”) and Wisconsin Department of Natural Resources (“WDNR”) (together, the “Governments”) assessed and developed clean-up plans for the upper and lower parts of the Fox River and for portions of the Bay of Green Bay, contained in various Records of Decisions (“RODs”) issued in January 2003, July 2003 and June 2007 (the last is referred to as the “Amended ROD”). In general, the clean-up plan or remedy calls for a combination of dredging and capping to remediate the sediments in the river, and for monitored natural attenuation in the Bay of Green Bay. Since 2004, the Company has been involved in certain aspects of the clean-up project, including performance, with GP, of engineering design work for the clean-up under an Administrative Order on Consent (“AOC”) entered into with the Governments. In addition, the Company, with U.S. Paper Mills, performed specific remedial action involving an area of elevated PCB incidence downriver of the De Pere Dam (Phase 1 work), pursuant to a consent decree with the Governments that was approved in November 2006.

On November 13, 2007, the Governments issued a unilateral administrative order (the “2007 Order”) under Section 106 of CERCLA to all eight of the original PRPs identified above. The 2007 Order required these PRPs to implement the remedial work in the lower river in accordance with the requirements of the Amended ROD. NCR (and, until April 2012, API) has worked with the Governments to implement certain provisions of the 2007 Order. In-water work began on schedule in April 2009, following construction of a facility to house the remediation operations in Green Bay, Wisconsin.

In April 2009, the NCR Board of Directors approved the terms of a contract with Tetra Tech, an environmental remediation contractor, to perform the remediation work at the Fox River consistent with the requirements of the Amended ROD. Also in April 2009, the Board of Directors approved the formation of a limited liability company (the “LLC”), which NCR and API formed on April 27, 2009. The LLC entered into a remediation contract with Tetra Tech on April 27, 2009, and in-water dredging and remediation by Tetra Tech commenced thereafter. The Company has funded the LLC’s operations on a regular basis tied to the remediation schedule, consistent with the Company’s Fox River reserve, discussed below. The Tetra Tech contract also requires that the LLC members provide promissory notes to provide Tetra Tech financial assurance against the prospect that the LLC will terminate the contract before completion of the remediation for reasons other than “cause.” The current maximum obligation under the Company’s note, originally $20 million, is now approximately $15 million; the amount will vary based on a formula tied to conditions set forth in the contract, and generally is expected to decrease over time.

NCR and API share a portion of the cost of the Fox River clean-up and natural resource damages based upon an agreement and an arbitration award, which was subsequently confirmed as a judgment, both arising out of the previously referenced 1978 sale of certain facilities located on the Fox River. The agreement and award result in a 45% share for NCR of the first $75 million of such costs—a threshold that was reached in 2008—and a 40% share for amounts in excess of $75 million.

In 2008, NCR and API filed a lawsuit in federal court in Green Bay, Wisconsin, seeking a judicial ruling determining the allocable responsibility of several PRPs for the cost of performing the remedial work at the Fox River (the “allocation litigation”). A number of counterclaims seeking contribution under CERCLA and under various state law theories were filed against NCR and API. On September 23, 2008, the court issued a Case Management Decision and Scheduling Order setting a “Phase I trial” limited to the questions of (i) when each party knew or should have known that recycling NCR-brand carbonless copy paper would result in the discharge of PCBs to a waterbody, thereby risking environmental damage; and (ii) what, if any, actions each party took upon acquiring such knowledge to avoid the risk of further PCB contamination. The court’s order also limited initial discovery proceedings to the same questions.

On December 16, 2009, the court issued a ruling canceling the Phase I trial and granting motions for summary judgment filed by certain of the defendants with respect to NCR’s and API’s claims. The court held that NCR and API could not recover from these defendants any costs that NCR and API have incurred in the Fox River cleanup (the ruling does not affect the Governments’ potential claims against such parties). In a further ruling dated February 28, 2011, the court granted partial summary judgment to the defendants on certain of their contribution counterclaims against NCR and API, with respect to certain Fox River response costs incurred by them. The Company intends to appeal both rulings to the United States Court of Appeals for the Seventh Circuit, after the remaining claims in the litigation are resolved. A trial in that case took place in February 2012 to address the primary remaining issues in the case, including whether the Company has so-called “arranger” liability in the portion of the Fox River that is upriver of the area where the Company’s former facilities were located, the amount of certain insurance setoffs to be applied to the counterclaims, and the amount of recoverable counterclaim damages. Posttrial briefing took place during the second quarter of 2012, and a decision was issued on July 3, 2012.

On July 3, 2012 the Wisconsin federal court issued its ruling on the February 2012 trial (which was a trial to the court without a jury). The court ruled in NCR’s favor on the issue of “arranger” liability as applied to Operable Unit 1 of the Fox River, and held, among other things, that the Company’s predecessor companies at the Fox River did not, in the sale of carbonless copy paper

“broke,” intend to arrange for the disposal of hazardous substances; the court issued other rulings regarding insurance offsets and certain aspects of counterclaim damages. The Company has reviewed the ruling, and concluded that it requires no additions to the Company’s Fox River reserve. There remain certain issues to be resolved in the federal district court before a final judgment can be issued, including the treatment of certain claims under state law and other matters not resolved in the July 3, 2012 order. When a final judgment is entered, the Company will pursue an appeal to the United States Court of Appeals for the Seventh Circuit with respect to certain of the court’s orders, including the orders of December 2009 and February 2011.

On October 14, 2010, the Governments filed a lawsuit (the “Government enforcement action”) in federal court in Wisconsin against twelve parties, including the companies named in the 2007 Order mandating the cleanup (i.e., the eight original PRPs), and NewPage Wisconsin Systems, Inc., Neenah-Menasha Sewerage Commission, Kimberly-Clark Corporation, and the City of Appleton, Wisconsin (the four additional PRPs), with respect to the presence of PCBs at the Fox River. The Government enforcement action seeks payment of the Governments’ unreimbursed response costs in connection with the Fox River matter as well as compensation for natural resource damages. The Governments also request a judicial declaration that the eight 2007 Order recipients are required to comply with its provisions. With respect to NCR, there are no claims asserted against the Company in the Government enforcement action that were not previously contemplated in the Company’s Fox River reserve, as discussed herein. In May 2012, the federal court set a trial date of December 3, 2012 for the first phase of the Government enforcement action, in which the parties will litigate the Governments’ request for a declaration that all recipients of the 2007 Order must comply with its terms (other than the terms relating to reimbursement of Government response costs, which will be deferred to a subsequent phase).

In March 2012, API, by virtue of its majority voting interest in the LLC, caused the LLC to decline to execute the 2012 remedial action work plan that the Company had submitted to the Governments. The Company had prepared the work plan with the remediation contractor after API, through the LLC, had caused that task to be removed from the contractor’s agreed scope of work. Later in March 2012, the federal government filed a motion requesting that the Wisconsin federal court issue a preliminary injunction to compel, in 2012, both API and the Company to perform a greater amount of remediation work than was called for by that plan. Following both the April 10, 2012 decision discussed below and an evidentiary hearing on the federal government’s motion, the court issued an injunction against the Company on April 27, 2012, requiring remediation to be conducted in 2012, and to be conducted at the level of work requested by the Governments. The Company appealed that decision to the United States Court of Appeals for the Seventh Circuit and argued the appeal on June 4, 2012. That court affirmed the district court’s decision on August 3, 2012.

On April 10, 2012, the court granted API’s motion for reconsideration in connection with its motion for summary judgment in the Government enforcement action, and ruled that API did not have direct liability to the Governments under CERCLA, without disturbing API’s continuing obligation to pay under the above-referenced agreement, arbitration award and judgment. Accordingly, the court dismissed the Governments’ claims against API. API has sought to withdraw from the LLC as a result of this decision. API and the Company disagree whether the court’s decision allows API to withdraw from the LLC. Notwithstanding that disagreement, the Company is complying with the injunction referenced above, and is funding the full cost of current remediation activity through the LLC, while seeking payment from API under the referenced agreement and award; requests for such payment were made to API by the Company in the quarter ended June 30, 2012, and at the end of the quarter those requests remained outstanding. The Company believes that the court’s decision dismissing the Governments’ claims against API has no effect on API’s independent contractual and judgment-based obligations to NCR with respect to the Fox River.

In the quarter ended December 31, 2010, the Governments publicly announced proposed monetary settlements of Fox River—related claims with four entities: GP, Brown County (Wisconsin), the City of Green Bay, and the United States itself (with respect to potential liabilities asserted against the Army Corps of Engineers for certain dredging and disposal activities, and against other federal agencies for certain carbonless copy paper recycling activities). All of those entities are defendants in the allocation litigation case described above. The GP settlement, which has received court approval, releases GP from liability for, and provides contribution protection for claims relating to government oversight costs and certain claims relating to clean-up actions upriver of GP’s facilities (it does not affect claims for clean-up actions in that portion of the river near those facilities). The settlement with Brown County, the City of Green Bay and the United States, if approved, would release those entities and provide contribution protection for all claims relating to the Fox River site.

The extent of NCR’s potential liability remains subject to many uncertainties. NCR’s eventual remediation liability—which is expected to be paid out over a period extending through approximately 2017, followed by long-term monitoring for several decades—will depend on a number of factors. In general, the most significant factors include: (1) the total clean-up costs for each of the segments of the river; (2) the total natural resource damages for the site; (3) the share NCR (and, whether directly or indirectly, API) will bear of future clean-up costs and natural resource damages; (4) the share of NCR’s payments for such clean-up costs and natural resource damages that API or another co-obligor, B.A.T Industries (discussed below), will bear; and (5) NCR’s transaction and litigation costs to defend itself in this matter, including participation in the allocation litigation and the Government enforcement actions. In establishing the reserve, NCR attempts to estimate a range of reasonably possible outcomes for each of these factors, although each range is itself highly uncertain. NCR uses its best estimate within the range, if that is possible. Where there is a range of equally possible outcomes, and there is no amount within that range that is considered to be a better estimate than any other amount, NCR uses the low end of the range. These factors are discussed below.

For the first factor described above, NCR utilizes a best estimate of $852 million as the total of the clean-up costs for the segments of the river. The estimated total cost amount of $852 million includes estimates for the Operable Unit (“OU”) 1 through OU 5 work, including the remaining amount of work to be performed under the April 2009 Tetra Tech remediation contract, the Phase 1 work and the remedial design work. It adds to these estimates a 15% contingency for probable cost overruns based on historical experience; an estimate for the Governments’ future oversight costs; an amount for the Governments’ past oversight costs; an estimate for long-term monitoring extending over several decades; an estimate for value engineering savings (potential projects intended to reduce the cost of the remediation) and the Company’s share of estimated natural resource damages. There can be no assurances that this estimated total cost amount will not be significantly higher as remediation work progresses. A range of reasonably possible outcomes with respect to total cost is difficult to state, but if the portion of the cost estimate relating to the contingency for cost overruns and unexpected expenses were twice our estimate, the total cost would increase to approximately $898 million.

Second, for total natural resource damages (“NRD”), NCR uses a best estimate of $76 million. NCR believes the range of reasonably possible outcomes for NRD, if it were to be litigated, is between zero and $246 million. The federal government indicated, in a 2009 filing in a PRP’s bankruptcy proceeding, that claims for NRD could be as high as $382 million. The Government enforcement action filed in October 2010 does not set forth a particular amount for the NRD claim.

Third, for the NCR share of NRD, which is discussed above, NCR uses a best estimate. In a ruling dated September 30, 2011, the Wisconsin federal court ruled that the defendants in the allocation litigation could seek recovery against NCR and API for overpayments of NRD. Whether the federal government is entitled to NRD recovery on behalf of NRD trustees is an issue that is not expected to be determined before 2013 or 2014.

The NCR share of future clean-up costs is expected to be determined in the allocation litigation (including appeals) or possibly in or as a result of the Government enforcement action filed in October 2010. NCR has modified the basis previously used for this component of the reserve (in the past, the Company used the low end of a range of outcomes, based primarily on the proximity of areas to be remediated to the locations at which PCBs were released into the river). In light of the Wisconsin federal court’s December 16, 2009, February 28, 2011, and April 10, 2012 rulings described above, NCR’s reserve at June 30, 2012 assumed that NCR (subject to the obligations of its co-obligors and indemnitors discussed below) will be responsible for the full extent of the cleanup activities undertaken, which the Company considers a best estimate, and for a substantial portion of the damages associated with the counterclaims filed, as to which the Company employs assumptions based on the court’s February 28, 2011 ruling. The ruling in the February 2012 trial in the allocation litigation, which was issued on July 3, 2012 and which is discussed above, was consistent with these assumptions, and because the ruling was favorable to the Company with respect to OU-1 and “arranger” liability, no addition to the reserve was required.

The reserve may be further adjusted to reflect any offsets that the court determines to apply to the defendants’ counterclaims to account for insurance recoveries they have received or agreements among the parties with respect to that topic; the court’s ruling left this issue undecided. The Company and GP had settled and stipulated to the amount of insurance offset applicable to GP’s counterclaims. The Company will seek to overturn the trial court’s prior summary judgment rulings on appeal and believes that the NCR allocable share of total site costs is less than 100%, based on equitable factors, principles of divisibility as developed under applicable law, and/or an apportionment of the claimed harm. Until such time, if any, that such a result is achieved, the Company assumes in its reserve that NCR (and, indirectly, API) will pay for the full extent of the cleanup, subject to any adjustments resulting from the February 2012 trial. NCR’s reserve does not at present assume any payments or reduction of exposure based either on the forthcoming appeal or on Government enforcement against the other 2007 Order recipients or defendants.

Fourth, for the payment by API of its share of payments made by NCR, as discussed above relative percentage shares were established by a 1998 agreement between NCR and API and by a subsequent award in an allocation arbitration, which was subsequently confirmed as a judgment. (The 1998 agreement and the arbitration award resolved disputes that arose out of certain agreements entered into in connection with the Company’s 1978 sale of the facilities on the Fox River to API.) NCR’s analysis of this factor assumes that API is financially viable and pays its percentage share. As noted above, in April 2012 the court ruled that API has no direct CERCLA liability to the Governments. The Company believes that the court’s ruling on this point has no effect on API’s contractual and judgment-based obligations to contribute to NCR’s funding for the remediation, nor on the Company’s Fox River reserve. API’s obligation to NCR is shared on a joint and several basis by a third party, B.A.T Industries p.l.c., which, by virtue of various prior corporate transactions and other agreements not specifically directed to the Fox River matter, is a co-party to the same 1998 agreement and the subsequent arbitration award to which API is a party. This analysis also assumes that B.A.T Industries p.l.c. would be financially viable and willing to pay the joint and several obligation if API does not. As a result of unrelated prior corporate transactions, API itself is indemnified by another company, Windward Prospects Limited, which has funded and managed API’s liability to date. As discussed above, NCR is currently seeking payment from API, pursuant to the 1998 agreement and the arbitration award, for expenses NCR has incurred through the LLC in connection with 2012 remediation and compliance with the court-ordered injunction.

Finally, NCR estimated the transaction costs it is likely to incur to defend this matter through approximately 2017, the time period NCR’s engineering consultants believe it will take to implement the remedy for the river. This estimate is based on an analysis of NCR’s costs since this matter first arose in 1995 and estimates of what NCR’s defense and transaction costs will be in the future. NCR expects that the bulk of these transaction costs have been and will be incurred in the 2008-2013 time period. The costs incurred and expected to be incurred during that period include, in particular, transaction costs and fees related to completion of the design work, equipment purchases, commencement and continuation of clean-up activities in the river, and the allocation litigation and the Government enforcement actions discussed above.

In light of several factors—among them, the remedial design work conducted by NCR and GP; settlement possibilities; the efforts to implement the 2007 Order for clean-up of the lower river; the pending allocation litigation and the prospective appeals; whether there will be judicial recognition of allocable harm at the Fox River site and thus of divisible shares of liability among the various parties; the extent to which the Governments press claims against the parties in the Government enforcement actions or otherwise for NRD, government oversight costs and remediation liability; change orders or cost overruns that may result from the ongoing remediation efforts; the continued viability and willingness to pay of NCR’s various indemnitors and co-obligors; and the subsequent value engineering efforts designed to make the cleanup more efficient and less costly—calculation of the Company’s Fox River reserve has become subject to added layers of complexities, and it is possible there could be additional changes to some elements of the reserve over upcoming periods, although we are unable to predict or estimate such changes at this time. There can be no assurance that the clean-up and related expenditures will not have a material effect on NCR’s capital expenditures, earnings, financial condition, cash flows, or competitive position.

As of June 30, 2012, the net reserve for the Fox River matter was approximately $148 million, compared to $160 million as of December 31, 2011. The decrease in the reserve is due to payments for clean-up activities. NCR regularly re-evaluates the assumptions used in determining the appropriate reserve for the Fox River matter as additional information becomes available and, when warranted, makes appropriate adjustments. NCR contributes to the LLC in order to fund remediation activities and generally, by contract, funds three months’ worth of remediation activities in advance. As of June 30, 2012 and December 31, 2011, approximately $0 and $1 million, respectively, remained from this funding and was recorded in other current assets in the Consolidated Balance Sheets. NCR’s reserve for the Fox River matter is reduced as the LLC makes payments to Tetra Tech and other vendors with respect to remediation activities.

Under a 1996 agreement, AT&T and Alcatel-Lucent are responsible severally (not jointly) for indemnifying NCR for certain portions of the amounts paid by NCR for the Fox River matter over a defined threshold. (The agreement governs certain aspects of AT&T Corp.’s divestiture of NCR, then known as AT&T Global Information Solutions Company, and of what was formerly known as Lucent Technologies, and specifically relates to contingent gains and liabilities of the former constituent companies within AT&T.) NCR’s estimate of what AT&T and Alcatel-Lucent will pay under the indemnity is recorded as a long-term asset of approximately $79 million as of June 30, 2012 and December 31, 2011, and is deducted in determining the net reserve discussed above. The asset balance can fluctuate not only with respect to total clean-up and other costs, but also with respect to insurance recoveries and certain tax impacts as measured by a contractual formula using prior-year effective tax rates. Such insurance recoveries and tax impacts are netted against the asset in proportions specified under the indemnity agreement (i.e., they typically decrease its amount). Insurance recoveries, whether by judgment or settlement, are the subjects of ongoing litigation, which is now nearly concluded, and have the effect of reducing the Company’s expected receipts under the indemnity, and therefore insurance recoveries are not expected to materially reduce the Company’s aggregate expenditures for the Fox River matter. The tax impact within the indemnity calculation is subject to substantial volatility regarding the Company’s effective tax rate from year to year, rendering the future tax impacts highly uncertain. When actual payments, net of insurance recoveries and tax impacts, reach the indemnity threshold, the Company expects to commence collection of the related portions of the asset. The Company believes it may achieve this threshold in late 2012.

In connection with the Fox River and other matters, through June 30, 2012, NCR has received a combined total of approximately $162 million in connection with settlements reached with its principal insurance carriers. Portions of most of these settlements are payable to a law firm that litigated the claims on the Company’s behalf. Some of the settlements cover not only the Fox River, but also other environmental sites. Of the total amount collected to date, $9 million is subject to competing claims by another party, and NCR and the other party have agreed that these funds will be used for Fox River costs and will be shared on an agreed-upon basis (subject to reallocation at a later date). NCR’s agreed-upon share of the $9 million is estimated to be $4 million.

As of June 30, 2012, NCR had reached settlement with all but one of the insurance companies against which it had advanced claims with respect to the Fox River. That remaining company entered into certain stipulations which obviated the need for a trial and caused judgment to be entered against it in the amount of $5 million; an appeal is pending.

In November 2010, the USEPA issued a “general notice letter” to NCR with respect to the Allied Paper, Inc./Portage Creek/Kalamazoo River Superfund Site (Kalamazoo River Site) in Michigan. Three other parties—International Paper, Mead Corporation, and Consumers Energy—also received general notice letters at or about the same time. The EPA asserts that the site is contaminated by various substances, primarily PCBs as a result of discharges by various paper mills located along the river. The EPA does not claim that the Company made direct discharges into the Kalamazoo River, but indicated that “NCR may be liable under Section 107 of CERCLA . . . as an arranger, who by contract or agreement, arranged for the disposal, treatment and/or transportation of hazardous substances at the Site.” The EPA stated that it “may issue special notice letters to [NCR] and other PRPs for future RI/FS [remedial investigation / feasibility studies] and RD/RA [remedial design / remedial action] negotiations.” The Company disagrees that it may have liability at the Kalamazoo River Site, and will dispute such claims if formally asserted by the EPA.

Also in connection with the Kalamazoo River Site, in December 2010 the Company was sued in Wisconsin federal court by three GP entities in a contribution and cost recovery action for alleged pollution at the site. The suit asks that the Company pay a “fair portion” of the GP entities’ costs, which are represented as $79 million to date; various removal and remedial actions remain to be performed at the Kalamazoo site. The suit alleges that the Company is liable as an “arranger” under CERCLA and under other theories. The suit does not allege that the Company has made direct discharges into the Kalamazoo River. Substantial litigation over the Kalamazoo River Site took place several years ago in federal courts in Michigan. The Company was not a party to that litigation, and filed a motion to transfer the December 2010 case to the Michigan federal court; that motion was granted in the quarter ended June 30, 2011, and the Michigan federal court has set the case for trial in February 2013. The Company expects to contest the allegations in the GP suit vigorously. As of June 30, 2012, there are a total of three defendants in the case; the other two defendants have asserted cross-claims against the Company.

The July 3, 2012 decision by the Wisconsin federal court in NCR’s favor with respect to the Company’s purported “arranger” liability at the Fox River may have a bearing on the claims and potential claims against the Company at the Kalamazoo River. The Kalamazoo River litigation claims include claims based on alleged “arranger” liability arising from alleged shipments of “broke” claimed to have come from Fox River locations. Certain aspects of broke transactions involving the Fox River locations were the primary focus of the February 2012 trial in the Fox River matter. On July 27, 2012 the Company moved for summary judgment in the Kalamazoo River case based, in part, on the July 3, 2012 ruling in the Fox River matter.

It is difficult to estimate the future financial impact of environmental laws, including potential liabilities. NCR records environmental provisions when it is probable that a liability has been incurred and the amount or range of the liability is reasonably estimable. Provisions for estimated losses from environmental restoration and remediation are, depending on the site, based primarily on internal and third-party environmental studies (except for the Fox River site, where the estimated costs and natural resource damages are estimated as described above), estimates as to the number and participation level of any other PRPs, the extent of the contamination, estimated amounts for attorney and other fees and the nature of required clean-up and restoration actions. Reserves are adjusted as further information develops or circumstances change. Management expects that the amounts reserved from time to time will be paid out over the period of investigation, negotiation, remediation and restoration for the applicable sites. The amounts provided for environmental matters in NCR’s Consolidated Financial Statements are the estimated gross undiscounted amounts of such liabilities, without deductions for insurance, third-party indemnity claims or recoveries from the other PRPs, except as qualified in the following sentences. Except for the sharing agreement with API described above with respect to the Fox River site, in those cases where insurance carriers or third-party indemnitors have agreed to pay any amounts and management believes that collectibility of such amounts is probable, the amounts are recorded in the Consolidated Financial Statements. For the Fox River site, as described above, an asset relating to the AT&T and Alcatel-Lucent indemnity is recorded because payment is considered probable and is supported by contractual agreements.

Legal proceedings

In the normal course of business, NCR is subject to various proceedings, lawsuits, claims and other matters, including, for example, those that relate to the environment and health and safety, employee benefits, import/export compliance, intellectual property, data privacy and security, product liability, commercial disputes and regulatory compliance, among others. Additionally, NCR is subject to diverse and complex laws and regulations, including those relating to corporate governance, public disclosure and reporting, environmental safety and the discharge of materials into the environment, product safety, import and export compliance, data privacy and security, antitrust and competition, government contracting, anti-corruption, and labor and human resources, which are rapidly changing and subject to many possible changes in the future. Compliance with these laws and regulations, including changes in accounting standards, taxation requirements, and federal securities laws among others, may create a substantial burden on, and substantially increase costs to NCR or could have an impact on NCR’s future operating results. NCR believes the amounts provided in its Consolidated Financial Statements, as prescribed by GAAP, are currently adequate in light of the probable and estimable liabilities with respect to such matters, but there can be no assurances that the amounts required to satisfy alleged liabilities from such matters will not impact future operating results. Other than as stated below, the Company does not currently expect to incur material capital expenditures related to such matters. However, there can be no assurances that the actual amounts required to satisfy alleged liabilities from various lawsuits, claims, legal proceedings and other matters, including, but not limited to the Fox River environmental matter and other matters discussed below, and to comply with applicable laws and regulations, will not exceed the amounts reflected in NCR’s Consolidated Financial Statements or will not have a material adverse effect on its consolidated results of operations, capital expenditures, competitive position, financial condition or cash flows. Any costs that may be incurred in excess of those amounts provided as of June 30, 2012 cannot currently be reasonably determined, or are not currently considered probable.

The United States Department of Justice is conducting an investigation regarding the propriety of the Company’s former Teradata Data Warehousing business’s arrangements and understandings with others in connection with certain federal contracts. In connection with the spin-off of Teradata on September 30, 2007, the responsibility for this matter, together with the related reserve, was distributed to Teradata Corporation. While the Company may be subject to ostensible exposure inasmuch as it was the contracting party in the matter at issue, Teradata Corporation is generally obligated to indemnify the Company for any losses arising out of this matter.

A separate portion of the government’s investigation relates to the adequacy of pricing disclosures made to the government in connection with negotiation of the Company’s General Services Administration Federal Supply Schedule and to whether certain subsequent price reductions were properly passed on to the government. Both Teradata Corporation and the Company are participating in this aspect of the investigation, with respect to certain products and services of each of them, and each will assume financial responsibility for its own exposures, if any, without indemnification from the other. At this time, the Company is unable to determine whether it has probable liability with respect to this aspect of the investigation.

In December 2010, a jury in a New York federal court awarded approximately $8 million, which NCR recognized as selling, general and administrative expense during 2010, to a plaintiff in a suit over a commission arrangement purportedly entered into by the Company’s consumables business in 2003. The Company filed an appeal, which was decided adversely to the Company in April 2012.

In relation to a patent infringement case filed by a company known as Automated Transactions, Limited (“ATL”) the Company agreed to defend and indemnify its customers, 7-Eleven and Cardtronics. On behalf of those customers, the Company won summary judgment in the case in

March 2011. ATL sought appellate review of that ruling; that appeal was decided in favor of 7-Eleven and Cardtronics. (There are further proceedings to occur in the trial court on the indemnified companies’ counterclaims against ATL, such that the case is not fully resolved, although ATL’s claims of infringement have now been fully adjudicated). ATL contended that Vcom terminals sold by the Company to 7-Eleven (Cardtronics ultimately purchased the business from 7-Eleven) infringed certain ATL patents that purport to relate to the combination of an ATM with an Internet kiosk, in which a retail transaction can be realized over an Internet connection provided by the kiosk. Independent of the litigation, the U.S. Patent and Trademark Office (the “USPTO”) rejected the parent patent as invalid in view of certain prior art, although related continuation patents were not reexamined by the USPTO. ATL filed a second suit against the same companies with respect to a broader range of ATMs, based on the same patents plus a more recently issued patent; that suit is currently subject to a stay pending resolution of the case in which summary judgment was granted. ATL also filed a third suit against two financial institutions and a reseller in 2009; NCR was a third-party defendant in the case, by virtue of an indemnification complaint filed in 2011. In that third suit, ATL alleged infringement of some of the same patents at issue in the other suits; that action was voluntarily dismissed without prejudice in early 2012. ATL’s motion for reconsideration of the appellate decision in favor of NCR’s indemnitees and customers, 7-Eleven and Cardtronics, was denied on July 2, 2012.

Guarantees and product warranties.    Guarantees associated with NCR’s business activities are reviewed for appropriateness and impact to the Company’s Condensed Consolidated Financial Statements. As of June 30, 2012 and December 31, 2011, NCR had no material obligations related to such guarantees, and therefore its Condensed Consolidated Financial Statements do not have any associated liability balance.

NCR provides its customers a standard manufacturer’s warranty and records, at the time of the sale, a corresponding estimated liability for potential warranty costs. Estimated future obligations due to warranty claims are based upon historical factors, such as labor rates, average repair time, travel time, number of service calls per machine and cost of replacement parts. When a sale is consummated, the total customer revenue is recognized, provided that all revenue recognition criteria are otherwise satisfied, and the associated warranty liability is recorded using preestablished warranty percentages for the respective product classes.

From time to time, product design or quality corrections are accomplished through modification programs. When identified, associated costs of labor and parts for such programs are estimated and accrued as part of the warranty reserve.

The Company recorded the activity related to the warranty reserve for the six months ended June 30 as follows:

in millions	2011	2012

Warranty reserve liability
Beginning balance as of January 1	$24	$23
Accruals for warranties issued	18	21
Settlements (in cash or in kind)	(22)	(20)

Ending balance as of June 30	$20	$24

In addition, NCR provides its customers with certain indemnification rights. In general, NCR agrees to indemnify the customer if a third party asserts patent or other infringement on the part of its customers for its use of the Company’s products subject to certain conditions that are generally standard within the Company’s industries. On limited occasions the Company will undertake additional indemnification obligations for business reasons. From time to time, NCR also enters into agreements in connection with its acquisition and divestiture activities that include indemnification obligations by the Company. The fair value of these indemnification obligations is not readily determinable due to the conditional nature of the Company’s potential obligations and the specific facts and circumstances involved with each particular agreement. The Company has not recorded a liability in connection with these indemnifications, and no current indemnification instance is material to the Company’s financial position. Historically, payments made by the Company under these types of agreements have not had a material effect on the Company’s condensed consolidated financial condition, results of operations or cash flows.

Employees

On June 30, 2012, NCR had approximately 24,600 employees and contractors.

Management

Executive officers

The Executive Officers of NCR (as of June 30, 2012) are as follows:

Name	Age	Position and offices held

William R. Nuti	48	Chairman of the Board, Chief Executive Officer and President

John G. Bruno	47	Chief Technology Officer and Executive Vice President, Corporate Development

Jennifer M. Daniels	48	Senior Vice President, General Counsel and Secretary

Peter A. Dorsman	56	Executive Vice President and Chief Quality Officer

Robert P. Fishman	48	Senior Vice President and Chief Financial Officer

Peter A. Leav	41	Senior Vice President, Go-to-Market

Andrea L. Ledford	46	Senior Vice President and Chief Human Resources Officer

Set forth below is a description of the background of each of the Executive Officers.

William R. Nuti, is NCR’s Chairman of the Board, Chief Executive Officer and President. Mr. Nuti became Chairman of the Board on October 1, 2007. Before joining NCR in August 2005, Mr. Nuti served as President and Chief Executive Officer of Symbol Technologies, Inc., an information technology company. Prior to that, he was Chief Operating Officer of Symbol Technologies. Mr. Nuti joined Symbol Technologies in 2002 following a 10 plus year career at Cisco Systems, Inc. where he advanced to the dual role of Senior Vice President of the company’s Worldwide Service Provider Operations and U.S. Theater Operations. Prior to his Cisco experience, Mr. Nuti held sales and management positions at International Business Machines Corporation, Netrix Corporation and Network Equipment Technologies. Mr. Nuti is also a director of Sprint Nextel Corporation, and is a member of its Compensation and Finance Committees. Mr. Nuti became a director of NCR on August 7, 2005.

John G. Bruno became Chief Technology Officer and Executive Vice President of Corporate Development on November 1, 2011. Before assuming this position, he was Executive Vice President, Industry Solutions Group, from November 29, 2008 to October 31, 2011. Prior to joining NCR, Mr. Bruno was a Managing Director at The Goldman Sachs Group, Inc., a global investment banking, securities and investment management firm, from August 2007 to November 2008. Prior to this position, he was Senior Vice President—General Manager, RFID Division, at Symbol Technologies, Inc., an information technology company, from June 2005 through February 22, 2006. Mr. Bruno was Symbol Technologies’ Senior Vice President, Corporate Development from May 2004 to June 2005, and was Symbol Technologies’ Senior Vice President, Business Development, and Chief Information Officer, from November 2002 to May 2004.

Jennifer M. Daniels became Senior Vice President, General Counsel and Secretary in April 2010. Prior to joining NCR, Ms. Daniels was Vice President, General Counsel and Corporate Secretary of Barnes & Noble, Inc., from August 2007 to April 2010. Prior to that, she served as an attorney for more than 16 years at IBM, a worldwide provider of computer hardware, software and services, where she held, among other positions, the positions of Vice President, Assistant General Counsel and Chief Trust and Compliance Officer; Vice President and Assistant General Counsel for Litigation; and Vice President and General Counsel of IBM Americas.

Peter A. Dorsman became Executive Vice President and Chief Quality Officer in June 2012. Before assuming this position, he was Executive Vice President, Industry Solutions Group and Global Operations. Mr. Dorsman leads NCR Services, which is ranked by Gartner as a Top Ten Global Support Services Provider. Mr. Dorsman is also responsible for NCR’s Customer Experience/ Continuous Improvement and Quality. Previously, he was Senior Vice President, Global Operations from January 1, 2008 to October 31, 2011 and was Vice President and General Manager of NCR’s Systemedia Division, now named NCR Consumables, from April 17, 2006 to December 31, 2007. Prior to joining NCR, Mr. Dorsman served in several roles with The Standard Register Company, a provider of information solutions, including as its Executive Vice President and Chief Operating Officer responsible for the day-to-day operations of the company. Before his role at Standard Register, Mr. Dorsman served for nearly 20 years at NCR in various marketing and sales leadership roles, including vice president of worldwide industry marketing. Mr. Dorsman is a director of Applied Industrial Technologies Inc. and NCR Manaus—Industria De Equipmentos Para Automacao S.A.

Robert P. Fishman became Senior Vice President and Chief Financial Officer in March 2010. Prior to assuming this position, he was Interim Chief Financial Officer from October 2009 to March 2010. Prior to that position, he was Vice President and Corporate Controller from January 2007 to October 2009. From September 2005 to January 2007, Mr. Fishman was Assistant Controller and from January 2005 to September 2005, he was Director, Corporate Planning. Mr. Fishman joined NCR in 1993.

Peter A. Leav became Executive Vice President, Go-to-Market in June 2012. Before assuming this position, he was Executive Vice President, Global Sales, Professional Services and Consumables from November 1, 2011 to June 2012. Previously, he was Senior Vice President, Worldwide Sales, from January 29, 2009 to October 31, 2011. Prior to joining NCR, he was Corporate Vice President and General Manager of Motorola, Inc., a provider of mobility products and solutions across broadband and wireless networks, from November 2008 to January 2009, and Vice President and General Manager for Motorola from December 2007 to November 2008. Prior to this position, Mr. Leav was Vice President of Sales for Motorola from December 2006 to December 2007. From November 2004 to December 2006, Mr. Leav was Director of Sales for Symbol Technologies, Inc., an information technology company. Prior to this position, Mr. Leav was Regional Sales Manager at Cisco Systems, Inc., a manufacturer of communications and information technology networking products, from July 2000 to November 2004.

Andrea L. Ledford became Senior Vice President and Chief Human Resources Officer, in June 2007. Ms. Ledford served as Interim Senior Vice President, Human Resources from February 2007 to June 2007. Prior to assuming this position, she was Vice President, Human Resources, Asia/Pacific, and Europe, Middle East and Africa, from February 2006 to February 2007. Before joining NCR in February 2006, Ms. Ledford was EMEA Leader, Human Resources, at Symbol Technologies, Inc., an information technology company, from 2002 to February 2006 and held a variety of leadership roles at Cisco Systems, Inc., a manufacturer of communications and information technology networking products, in EMEA, Asia/Pacific and Latin America.

Description of certain other indebtedness

The following is a summary of certain provisions of the instruments evidencing our material indebtedness. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this offering memorandum.

As of June 30, 2012, our total debt was $740 million. Our total debt consists primarily of $725 million outstanding under our senior secured credit facility, as described below.

Senior secured credit facility

Overview

In connection with the acquisition of Radiant, on August 22, 2011, we entered into a senior secured credit facility with and among a syndicate of lenders with JPMorgan Chase Bank, N.A., as the administrative agent, consisting of a term credit facility and a revolving credit facility. The Incremental Facility Agreement supplemented the amounts available to us under our senior secured credit facility, bringing the total sum available to us under the senior secured credit facility and the Incremental Facility Agreement to $1.7 billion, divided equally between $850 million in term loan commitments and $850 million in revolving loan commitments. As of June 30, 2012, after giving effect to the Incremental Facility Agreement and the term loan borrowings thereunder, the outstanding aggregate amount drawn under the term credit facility was $850 million and the outstanding aggregate amount drawn under the revolving credit facility was $25 million. The revolving credit facility allows a portion of the availability to be used for outstanding letters of credit, and as of June 30, 2012, outstanding letters of credit totaled approximately $19 million. In addition, after giving effect to the Incremental Facility Agreement, as of September 6, 2012, we have capacity for $200 million of additional incremental commitments under our senior secured credit facility, which may be divided between incremental term loan commitments and incremental revolving commitments.

Interest rates and fees

Amounts outstanding under the senior secured credit facility bear interest, at our option, at a base rate equal to the highest of (a) the federal funds rate plus 0.5%, (b) the administrative agent’s “prime rate” and (c) the one-month LIBOR rate plus 1.00% (the “Base Rate”) or LIBOR, plus a margin ranging from 0.25% to 1.50% for Base Rate-based loans that are either term loans or revolving loans and ranging from 1.25% to 2.50% for LIBOR-based loans that are either term loans or revolving loans, in each case depending on our consolidated leverage ratio.

The terms of the senior secured credit facility also require us to pay certain other fees and payments. Additionally, the Company is a party to an interest rate swap agreement that fixes the interest rate, based on LIBOR, on a portion of our LIBOR-indexed floating rate borrowings. In connection with the senior secured credit facility, we deferred approximately $29 million of debt issuance costs as of June 30, 2012, which are being amortized to interest expense over the life of the debt.

Amortization

$700 million of the outstanding principal balance of the term loans is required to be repaid in quarterly installments of $17.5 million, beginning March 31, 2013, with the balance of

$455 million (or a lesser amount if the term loans have otherwise been prepaid) being due at maturity on August 22, 2016. $150 million of the outstanding principal balance of the incremental term loans is required to be repaid in quarterly installments of $3.75 million, beginning March 31, 2014, with the balance of $97.5 million (or a lesser amount if the incremental term loans have otherwise been prepaid) being due at maturity on August 22, 2017.

Guarantees and collateral

The Company’s obligations under the senior secured credit facility are unconditionally guaranteed by certain of its direct or indirect wholly-owned domestic subsidiaries. As of August 22, 2012, the subsidiary guarantors of our senior secured credit facility are NCR International, Inc., a Delaware corporation, and Radiant, both of which are guarantors of the notes, and NCR International Holdings, Inc., a Delaware corporation, NCR United Kingdom Holdings Inc., a Delaware corporation, Radiant Systems International, Inc., a Georgia corporation and Radiant Payment Services, LLC, a Georgia limited liability company, none of which are guarantors of the notes. Certain other material domestic subsidiaries of the Company that are subsequently formed, acquired or designated by the Company as a designated subsidiary will become guarantors under our senior secured credit facility.

In addition, all obligations under the senior secured credit facilities, and the guarantees of such obligations, are secured by a first priority lien and security interest, subject to customary exceptions, in certain equity interests owned by the Company and the subsidiary guarantors in certain of their respective domestic and foreign subsidiaries. Certain equity interests owned by future subsidiary guarantors may also be pledged in the future. These security interests would be released on the first day on which the Company achieves an “investment grade” rating (as defined in the senior secured credit facility), and would remain released so long as the Company maintained that rating.

Certain covenants

The senior secured credit facility includes affirmative, negative and financial covenants that restrict or limit the ability of the Company and its subsidiaries to, among other things, incur indebtedness; create liens on assets; engage in certain fundamental corporate changes or changes to our business activities; make acquisitions; sell or otherwise dispose of assets; engage in sale-leaseback or hedging transactions; repurchase stock, pay dividends or make similar distributions; repay other indebtedness; engage in certain affiliate transactions; enter into agreements that restrict our ability to create liens, pay dividends or make loan repayments; or amend certain material documents. These covenants also require the Company to maintain:

•

a leverage ratio on the last day of any fiscal quarter, commencing with the fiscal quarter ending December 31, 2011, not to exceed (i) the sum of (a) 3.50 and (b) an amount (not to exceed 1.00) to reflect new debt used to reduce NCR’s unfunded pension liabilities, in the case of any fiscal quarter ending prior to December 31, 2013, (ii) the sum of (a) 3.25 and (b) an amount (not to exceed 1.00) to reflect new debt used to reduce NCR’s unfunded pension liabilities, in the case of any fiscal quarter ending on or after December 31, 2013 and prior to December 31, 2015, and (iii) 3.50 to 1.00, in the case of any fiscal quarter ending on or after December 31, 2015; and

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an interest coverage ratio of at least (i) 3.50 to 1.00, in the case of any four consecutive fiscal quarters ending prior to December 31, 2013, and (ii) 4.00 to 1.00, in the case of any four consecutive fiscal quarters ending on or after December 31, 2013.

Events of default

The senior secured credit facility also contains events of default, which are customary for similar financings. Upon the occurrence of an event of default, the lenders may, among other things, terminate the loan commitments, accelerate all loans and require cash collateral deposits in respect of outstanding letters of credit.

Incremental facility

We may request, at any time and from time to time, but the lenders are not obligated to fund, the establishment of one or more incremental term loans and/or incremental revolving commitments in an aggregate amount not to exceed $500 million, the proceeds of which can be used for working capital requirements and other general corporate purposes. The Incremental Facility Agreement included $300 million of such commitments, divided between $150 million of incremental term loan commitments and $150 million of incremental revolving commitments. On August 22, 2012, the Company drew $150 million in incremental term loans under this commitment. As of September 6, after giving effect to the Incremental Facility Agreement, the Company has capacity for $200 million of additional incremental term loans and/or incremental revolving commitments under the senior secured credit facility, subject to receipt of lender commitments.